UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SITE Centers Corp.

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Notice of 2022 Annual Meeting of Shareholders & Proxy Statement

S I
T E

Notice of Annual Meeting of Shareholders

To the Holders of Common Shares of SITE Centers Corp.:

The 2022 Annual Meeting of Shareholders of SITE Centers Corp. will be held as follows:

WHEN:	9:00 a.m. local time, Wednesday, May 11, 2022.

WHERE:	The Annual Meeting will be held in a virtual meeting format only, via live webcast at www.meetnow.global/MKQUNKN. You will not be able to physically attend the Annual Meeting in person.

ITEMS OF BUSINESS:

• Election of seven Directors.

• Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•  Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

•  Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	Shareholders of record at the close of business on March 15, 2022 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:

• Shareholders may complete, date and sign the accompanying Proxy Card and return it in the enclosed envelope; or

•  Vote their shares by telephone or over the Internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:	The Company’s 2022 Proxy Statement and 2021 Annual Report to Shareholders are available free of charge at www.proxydocs.com/sitc.

By order of the Board of Directors,

Aaron M. Kitlowski

Secretary

Dated: April 1, 2022

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 11, 2022

2022 Proxy Statement Table of Contents

  PROXY STATEMENT SUMMARY

1. Proxy Statement Summary

This Proxy Statement Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire Proxy Statement.

2022 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, May 11, 2022 at 9:00 a.m. Eastern Time

Location:	SITE Centers Corp. (“we,” “our,” “us,” the “Company” or “SITE Centers”) will hold its 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting” or the “Annual Meeting”) in a virtual meeting format via the Internet at www.meetnow.global/MKQUNKN. You will not be able to physically attend the Annual Meeting in person. For more information on how to attend and vote at the Annual Meeting, see “Frequently Asked Questions—How do I attend and vote at the virtual Annual Meeting?” on page 52 of this Proxy Statement.

Record Date:	March 15, 2022

Mail Date:	We will begin mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2021 Annual Report and Proxy Card on or about April 1, 2022 to all shareholders of record entitled to vote.

Voting Matters and Board Recommendations

MATTER		PAGE	BOARD RECOMMENDATION
Proposal 1:	Election of seven Directors	7	For each Director nominee
Proposal 2:	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	22	For
Proposal 3:	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm	46	For

How to Vote

Shareholders of record (i.e., shareholders who own shares in their own name as reflected in the records of our transfer agent, Computershare Trust Company, N.A. (“Computershare”)) may vote their shares in any of the following ways:

By Internet: To submit a proxy over the Internet, go to www.investorvote.com/sitc. You will need the control number that appears on your Notice of Annual Meeting of Shareholders and Proxy Card.

By Telephone: To submit a proxy by telephone, call toll free 1-800-652-8683. You will need the control number that appears on your Notice of Annual Meeting of Shareholders and Proxy Card.

By Mail: If you received a full paper set of proxy materials, date and sign your Proxy Card and mail it in the enclosed, postage-paid envelope. You do not need to mail the Proxy Card if you are submitting your proxy by Internet or telephone.

At the Meeting: To vote at the Annual Meeting, visit www.meetnow.global/MKQUNKN. You will need the control number that appears on your Notice of Annual Meeting of Shareholders and Proxy Card.

SITE Centers Corp. ï 2022 Proxy Statement	1

  PROXY STATEMENT SUMMARY

Shareholders whose shares are held of record by a broker, bank, trust or other nominee may vote their shares by following the instructions provided by such broker, bank, trust or other nominee or at the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust or other nominee, you must register in advance in order to vote electronically at the Annual Meeting. To register in advance, you must forward a legal proxy from your broker, bank, trust or other nominee holding your shares to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Thursday, May 5, 2022. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MKQUNKN and enter your control number.

Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

2022 Director Nominees

				INDEPENDENT	CURRENT COMMITTEE MEMBERSHIPS
DIRECTOR NAME	AGE	SINCE	AUDIT		COMPENSATION	NOMINATING AND ESG	DIVIDEND DECLARATION	PRICING
Linda B. Abraham	59	2018	Yes	✔		✔
Terrance R. Ahern*	66	2000	Yes	✔	Chair		✔	✔
Jane E. DeFlorio	51	2017	Yes	Chair	✔			✔
David R. Lukes	52	2017	No				Chair	Chair
Victor B. MacFarlane	70	2002	Yes			Chair
Alexander Otto	54	2015	Yes
Dawn M. Sweeney	62	2018	Yes	✔	✔

*	Chairman of the Board

As a result of an increase in the number of our outstanding common shares and changes in the number of our common shares owned by Alexander Otto and certain members of his family (the “Otto Family”) occurring during 2021, and in accordance with Mr. Otto’s 2009 investor rights agreement, the Otto Family’s ownership as of the record date for the Annual Meeting entitled it to propose one Director for nomination at the Annual Meeting (in comparison to two Directors for nomination at the Company’s 2021 Annual Meeting of Shareholders). The Otto Family has proposed, and the Board of Directors (the “Board”) has nominated, Mr. Otto for election at the Annual Meeting. Dr. Thomas Finne, the Otto Family’s second proposed Director nominee in recent years, will cease to serve as a Director at the conclusion of the Annual Meeting.

Our Board strives to maintain an independent, balanced and diverse set of Directors that collectively possess the expertise to ensure effective oversight of management. Three of our Director nominees are women and one of our Director nominees is African American.

2	SITE Centers Corp. ï 2022 Proxy Statement

  PROXY STATEMENT SUMMARY

2021 Performance Highlights

2021 was a transformational year for our Company. We began 2021 focused on mitigating the impact of the COVID-19 pandemic on our business but quickly transitioned to leveraging the strength of our operations, leasing platform and balance sheet to build a foundation for sustainable future growth. In the early months of the year, the Company negotiated arrangements with the last group of large tenants that had failed to pay 2020 rents as a result of the COVID-19 pandemic and worked with tenants to normalize rent collections. Throughout the year, the Company’s leasing team capitalized on the increasing importance of suburban store locations to tenants’ businesses and the improved financial health of national credit tenants to produce leasing volumes well in excess of 2020 levels. Improving transactions markets helped the Company to substantially complete the sale of Retail Value Inc.’s (“RVI”) remaining properties which, in turn, led to RVI’s distribution of $190 million to the Company in October 2021 on account of the Company’s preferred investment. This distribution, together with retained cash from improved operations and proceeds of the Company’s March 2021 equity offering, provided the Company with important capital to consummate significant property acquisitions, finance new anchor tenant buildouts and redevelopment projects, redeem certain of the Company’s preferred shares and repay other indebtedness ahead of scheduled maturities. The Company concluded 2021 with reduced leverage levels, no outstanding balance on its revolving lines of credit and significant immediate liquidity (from both cash on hand and amounts available from settlement of forward equity sales) leaving the Company well positioned to take advantage of future growth and investment opportunities. Details of these accomplishments include:

Operations

• Generated strong leasing activity and volumes throughout 2021, benefitting from a continuing trend of national tenants seeking to expand store footprints within the suburban, high household income communities in which our properties are located. The Company leased approximately 3.5 million square feet of space (at pro rata share and including renewals) in 2021, representing a 23% increase over leasing activity in 2020 and a 16% increase over leasing activity in 2019.

• As of January 31, 2022, the Company had collected 96% of 2020 rents and 99% of 2021 rents.

•  Generated net income and operating funds from operations (“Operating FFO”) attributable to common shareholders for the year ended December 31, 2021 well in excess of original Company guidance issued in February 2021 as a result of higher rent collections (including from cash basis tenants on account of prior periods), earlier rent commencement dates, acquisition activity and disciplined general and administrative expense management.

•  Invested $15.4 million in major and tactical development projects with targeted returns in excess of 10% and commenced construction on a mixture of key redevelopment projects at properties across the Company’s portfolio including West Bay Plaza – Phase II, Nassau Park Pavilion, University Hills and Shoppers World.

Capitals Markets Activity

• Issued and sold 17.25 million common shares in March 2021 resulting in net proceeds of approximately $225 million and sold approximately 2.23 million shares during 2021 on a forward basis under the Company’s at-the-market program generating gross proceeds of approximately $35.1 million.

•  In April 2021, redeemed all $150 million of the Company’s outstanding 6.25% Series K Cumulative Redeemable Preferred Shares, including the associated depositary shares.

•  During the course of 2021, repaid approximately $176 million of mortgage debt at the Company’s pro rata share, refinanced or extended approximately $50 million of mortgage debt at the Company’s share and assumed $18 million of mortgage debt in connection with acquisitions. As of December 31, 2021, the Company had full availability under its $970 million of revolving lines of credit.

Transactions

• Acquired ten shopping centers (including through the acquisition of joint venture partners’ interests), one income-producing parcel and one land parcel for approximately $223 million in the aggregate.

• Sold six unconsolidated properties and several wholly-owned land parcels for an aggregate sales price of approximately $167 million, totaling approximately $97 million at the Company’s pro rata share.

• Completed the sale of 21 RVI properties resulting in a distribution of $190 million to the Company in October 2021 on account of the Company’s preferred investment.

SITE Centers Corp. ï 2022 Proxy Statement	3

  PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We are committed to the highest standards of corporate governance, which we believe will ensure that the Company is managed for the long-term benefit of our stakeholders. We monitor developments and best practices in corporate governance and consider feedback from shareholders when evaluating our governance, policies and structure.

Director Elections	• Annual election of all Directors • Majority voting for Directors in uncontested elections
Board Practices

• Separate independent Chairman of the Board and Chief Executive Officer (“CEO”)

•  Significant Board oversight of business strategy

• Regular executive sessions of independent Directors

•  Annual executive officer succession planning discussions

• Anti-overboarding policy limiting service on other public company boards

•  Mandatory Director retirement age (76 years)

• Annual Director review of enterprise risk assessment

•  No ability to classify the Board without shareholder consent

Shareholder Rights

• Proxy access (3% ownership, 3 years, greater of 2 nominees or 20% of Board)

•  Ability to amend Articles of Incorporation and Code of Regulations by majority vote

• Ability to call special meetings (25% of voting power)

•  Ability to act by unanimous written consent

Other Policies	• Prohibition on pledging, hedging and other derivative transactions in Company securities by Directors and officers • Share ownership requirements for Directors and executive officers

Corporate Values, Social Responsibility and Environmental Sustainability

Our Company and its 293 employees (as of year-end 2021) are committed to being Fearless, Authentic, Curious and Thoughtful (our “Matters of FACT”) members of the community. We consider social and environmental issues in all aspects of our business, including the well-being of our employees and our impact on the communities in which our properties are located. Recent recognition includes:

Included in Newsweek’s 2020, 2021 and 2022 lists of America’s Most Responsible Companies.	Green Star rated by Global Real Estate Sustainability Benchmark (GRESB)

Included in Bloomberg’s 2022 Gender Equality Index. 63% of our employees and 43% of our Director nominees are women.	Recognized as a Green Lease Leader (Silver Level) by U.S. Department of Energy and The Institute for Market Transformation.

Our dedication to our community and the environment is detailed in our seventh annual Corporate Responsibility and Sustainability Report which was prepared in 2021 in alignment with Global Reporting Initiative (“GRI”) principles and certain Sustainability Accounting Standards Board (“SASB”) standards. Our Corporate Responsibility and Sustainability Report can be found on our website at www.sitecenters.com/sustainability.

4	SITE Centers Corp. ï 2022 Proxy Statement

  PROXY STATEMENT SUMMARY

Compensation Practices

The Compensation Committee oversees the design and administration of the Company’s executive compensation programs. Our compensation programs reward executives not only for delivering superior returns but also for reducing the risk profile of the Company and achieving financial and non-financial measures of performance that enhance long-term shareholder and stakeholder value. The following are key features of our executive compensation programs.

What We Do

We tie pay to performance by making a significant portion of compensation “at risk”.

Annual incentive pay is based on multiple performance metrics, which are typically established at the beginning of each year, and individual performance.

A significant portion of the value of long-term performance incentives depends on relative shareholder return.

The Compensation Committee, which is comprised solely of independent Directors, engages an independent compensation consultant to advise it.

What We Don’t Do

We do not guarantee minimum incentive bonus awards.

We do not encourage excessive risk taking as we use different performance metrics for our annual and long-term incentive compensation programs.

We do not pay dividend equivalents on unearned equity awards subject to performance-based vesting.

We do not allow for repricing of stock options without shareholder approval.

We do not include excise tax gross-up provisions in our executive compensation arrangements.

We do not offer excessive perquisites or special health and welfare plans to executives.

Pay Aligned With Performance

Our executive compensation is aligned with Company performance. The majority of the targeted level of annualized compensation for our CEO under his September 2020 employment agreement is variable and “at risk” based on performance.

*

Includes the annualized grant date fair value of the service-based restricted share units (“RSUs”) awarded in connection with the execution of Mr. Lukes’ September 2020 employment agreement and the value of service-based RSUs to be granted to Mr. Lukes annually during the term of his employment agreement.

**

Annual incentive is shown at the target level. The annual incentive payout ranges from $0 (below threshold) to $2,250,000 (maximum). Mr. Lukes can elect by October 31 of each year to receive the value of his annual incentive award for such year (payable by March 15 of the following year) in RSUs at a 20% increase.

SITE Centers Corp. ï 2022 Proxy Statement	5

  PROXY STATEMENT SUMMARY

2021 Executive Compensation

The table below summarizes 2021 compensation awarded or paid to our named executive officers as reported in the 2021 Summary Compensation Table included in this Proxy Statement. Our Compensation Committee typically establishes both quantitative and qualitative performance metrics governing our annual incentive compensation program in the first quarter of each year. In February 2021, our Compensation Committee determined that it was unable at that time to adopt quantitative performance metrics for 2021 due to the uncertainty that continued to exist with respect to the impact of the COVID-19 pandemic on Company operations. Following improvement in the operating environment during the first quarter of 2021 and management’s release of updated earnings guidance in April 2021, the Compensation Committee established our 2021 annual incentive compensation program in early May 2021.

The 2021 annual compensation program included both quantitative performance metrics, namely Operating FFO and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), and subjectively-evaluated qualitative performance metrics. The quantitative metrics comprised 60% of the program’s overall assessment of executive performance, and the Compensation Committee set the “target” level of performance for the program’s Operating FFO performance metric within the Operating FFO guidance range issued by management in April 2021 in connection with the disclosure of first quarter financial results. The remaining 40% of the annual incentive award program involved a qualitative assessment of each named executive officer’s individual performance.

Based on the Compensation Committee’s evaluation in early 2022 of executive performance during 2021, including the Company’s achievements outlined in “2021 Performance Highlights” above, Messrs. Lukes (President and CEO), Fennerty (Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)) and Cattonar (EVP and Chief Investment Officer (“CIO”)) and Ms. Vesy (EVP and Chief Accounting Officer (“CAO”)) were awarded 2021 incentive compensation payouts of $2,250,000, $675,000, $525,000 and $510,000, respectively, which represented the maximum amount of the annual incentive award opportunities provided for under their employment agreements in effect at the end of 2021. All executives received their 2021 incentive compensation payouts in cash.

Of the approximately $6.9 million total compensation reported for Mr. Lukes in the 2021 Summary Compensation Table, approximately $2.6 million consisted of the grant date fair value of an annual award of performance-based RSUs which becomes payable, if at all, based on the percentile rank of the Company’s total shareholder return (“TSR”) measured over a three-year period relative to an identified group of peer companies.

For more details on 2021 executive compensation, including factors considered by our Compensation Committee in evaluating the qualitative elements of the 2021 annual incentive compensation program, see the “Compensation Discussion and Analysis” section beginning on page 24 of this Proxy Statement.

NAMED EXECUTIVE OFFICER	POSITION	SALARY	BONUS	STOCK AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL
David R. Lukes	President and CEO	$900,000	$0	$3,717,683	$2,250,000	$42,536	$6,910,219
Conor M. Fennerty	EVP and CFO	$443,559	$0	$1,330,480	$675,000	$13,148	$2,462,187
Christa A. Vesy	EVP and CAO	$393,645	$0	$287,371	$510,000	$11,344	$1,202,360
John M. Cattonar	EVP and CIO	$337,500	$0	$338,285	$525,000	$10,999	$1,211,784

Historical Say-on-Pay Voting Results

Shareholders have continued to show strong support for our executive compensation programs with approximately 99%, 96% and 95% of votes cast for the approval of the “say-on-pay” proposals at our 2019, 2020 and 2021 Annual Meetings of Shareholders, respectively.

6	SITE Centers Corp. ï 2022 Proxy Statement

2. Proposal One: Election of Seven Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the seven Director nominees identified below. If any of the Director nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of our Board remains unchanged, then our Board intends that proxies will be voted for the election of a substitute Director nominee designated by our Board as recommended by the Nominating and ESG Committee.

BOARD RECOMMENDATION:

“FOR” ALL SEVEN DIRECTOR NOMINEES

Director Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote “FOR” the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified. All nominees are currently serving as Directors. As discussed in “Transactions with the Otto Family” below, Dr. Thomas Finne, the Otto Family’s second Director nominee in recent years, will cease to serve as a Director at the conclusion of the Annual Meeting.

LINDA B. ABRAHAM

Managing Director of Crimson Capital (early stage technology company investing and consulting)

Background: Since 2014, Ms. Abraham has served as Managing Director of Crimson Capital, which invests in and advises a broad range of early stage technology companies spanning data/analytics, cybersecurity, machine learning, e-commerce, educational technology, clean energy and healthcare. From 1999 to 2013, Ms. Abraham co-founded and served as Executive Vice President of comScore, a leader in digital measurement and analytics which went public in 2007. Prior to co-founding comScore, Ms. Abraham co-founded Paragren Technologies, which provided software for customer relationship management systems, and also served in various roles at Procter & Gamble and Information Resources, Inc., where she developed and commercialized a series of data-driven analytical products. Since January 2021, Ms. Abraham has served as Independent Director and chair of the compensation committee of Carlotz, Inc., an online consignment store company for used vehicles listed on Nasdaq. Additionally, she serves on the boards of the Data Science Institute at the University of Virginia and Tiger 21, a member-based organization focused on investment management and education. Ms. Abraham has been named a Fellow in the Stanford University Distinguished Careers Institute. Ms. Abraham holds a degree in Quantitative Business Analysis from Penn State University.

Qualifications: Ms. Abraham’s qualifications to serve on the Board include extensive experience as a technology entrepreneur and as an expert in consumer analytics, a field that is increasingly critical to the Company’s corporate strategy and efforts to understand shopping patterns and merchandise mix.

DIRECTOR SINCE: 2018 AGE: 59 INDEPENDENT: YES COMMITTEES: • Audit • Nominating and ESG

SITE Centers Corp. ï 2022 Proxy Statement	7

TERRANCE R. AHERN

Chairman of the Board, SITE Centers, and Chief Executive Officer, The Townsend Group (institutional real estate consulting)

Background: Mr. Ahern is Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986. Mr. Ahern also is a member of the firm’s Investment Committee. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern has also served as an Independent Director of KKR Real Estate Finance Trust since 2017. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (“PREA”), the National Association of Real Estate Investment Trusts (“NAREIT”), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 30 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience provides Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

DIRECTOR SINCE: 2000 AGE: 66 INDEPENDENT: YES COMMITTEES: • Compensation (Chair) • Audit • Dividend Declaration • Pricing

JANE E. DEFLORIO

Managing Director (Retired), Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage (global banking and financial services company)

Background: Ms. DeFlorio was Managing Director, Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage, a division of a global banking and financial services company, from 2007 to 2013. While at Deutsche Bank, Ms. DeFlorio covered a range of mid- to large-cap retail clients. Prior to her role at Deutsche Bank, from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions. Ms. DeFlorio has served as an Independent Director and chair of the audit committee of Vivid Seats since October 2021 and also served as an Independent Director of Perry Ellis International from 2014 to 2018. Ms. DeFlorio is also a member of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University in New York City. She also serves on the Boards of Directors for The Parsons School of Design and the Museum at Fashion Institute of Technology. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

Qualifications: With over 15 years of experience in investment banking, primarily focusing on the retail sector, as well as her recent service on another public company board, Ms. DeFlorio is uniquely qualified to advise our Board in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

DIRECTOR SINCE: 2017 AGE: 51 INDEPENDENT: YES COMMITTEES: • Audit (Chair) • Compensation • Pricing

8	SITE Centers Corp. ï 2022 Proxy Statement

DAVID R. LUKES

President and Chief Executive Officer, SITE Centers

Background: Mr. Lukes was named President and Chief Executive Officer of SITE Centers in March 2017. Mr. Lukes most recently served as Chief Executive Officer of Equity One, Inc. (“Equity One”), an owner, developer, and operator of shopping centers, as well as a member of Equity One’s Board of Directors, from June 2014 until March 2017. Mr. Lukes also served as Equity One’s Executive Vice President from May 2014 to June 2014. Prior to joining Equity One, Mr. Lukes served as President and Chief Executive Officer of Sears Holding Corporation affiliate Seritage Realty Trust, a real estate company, from 2012 through April 2014. In addition, Mr. Lukes served as the President and Chief Executive Officer of Olshan Properties (formerly Mall Properties, Inc.), a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its Chief Operating Officer from 2008 to 2010. Mr. Lukes also serves as President, Chief Executive Officer and Director of RVI, an owner and operator of shopping centers located in the continental U.S. managed by SITE Centers, and as a Director of Citycon Oyj, an owner and operator of shopping centers located in the Nordic region, the shares of which are traded on the Helsinki Stock Exchange. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in Real Estate Development from Columbia University. Mr. Lukes also serves as a member of the Advisory Board of Governors of NAREIT.

Qualifications: Mr. Lukes’ qualifications to serve on the Board include his position as a member of the Company’s senior management, his prior experience as Chief Executive Officer and Director of Equity One, his familiarity with the retail real estate investment trust (“REIT”) industry and his extensive expertise and experience in retail real estate development and operations.

DIRECTOR SINCE: 2017 AGE: 52 INDEPENDENT: NO COMMITTEES: • Dividend Declaration • Pricing

VICTOR B. MACFARLANE

Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane is Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors and has more than 40 years of real estate investment experience. Mr. MacFarlane has served as an Independent Director of Veris Residential, Inc. (formerly Mack-Cali Realty Corporation) since June 2021, and is a co-founder and emeritus board member of the Real Estate Executive Council. He is a member and former Trustee of the Urban Land Institute and a member and former Director of PREA.

Qualifications: Mr. MacFarlane brings to our Board three decades of experience as a chief executive officer of a real estate investment and advisory firm and over 40 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

DIRECTOR SINCE: 2002 AGE: 70 INDEPENDENT: YES COMMITTEES: • Nominating and ESG (Chair)

SITE Centers Corp. ï 2022 Proxy Statement	9

ALEXANDER OTTO

Chief Executive Officer, ECE Group GmbH & Co. KG (commercial real estate company, Hamburg, Germany)

Background: Mr. Otto has served as the Chief Executive Officer of ECE Group GmbH & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford and studied at Harvard University and Harvard Business School.

Mr. Otto is a member of the boards of directors, or equivalent governing bodies, of publicly traded company Deutsche EuroShop AG as well as the privately held companies Otto Group and Peek & Cloppenburg KG. Mr. Otto served as a director of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil, until September 2019. Additionally, Mr. Otto is the Chairman of Lebendige Stadt (Vibrant City) Foundation, HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Business School Foundation of Germany and, together with his wife, established the Dorit and Alexander Otto Foundation.

Qualifications: Mr. Otto has more than 25 years of experience in the shopping center business. This experience includes serving as a real estate analyst with a focus on financial analysis and appraisals of shopping centers, as well as a development manager and leasing executive for large shopping centers. These qualifications and his experience as the CEO of a leading private European shopping center company enable Mr. Otto to provide particular insights to the Board regarding the Company’s corporate strategy, the continual optimization of the Company´s operations, transactional activity and general management.

DIRECTOR SINCE: 2015 AGE: 54 INDEPENDENT: YES

DAWN M. SWEENEY

Advisor and Principal, New England Consulting Group (marketing management consulting)

Background: Ms. Sweeney has served as an advisor and principal of the New England Consulting Group since December 2020, focusing on the group’s restaurant and association practices. She also serves as an Executive in Residence at The Georgetown University’s McDonough School of Business. Ms. Sweeney served as the President and Chief Executive Officer of the National Restaurant Association, the chief business and national trade association for the restaurant and foodservice industry, from October 2007 until her retirement in December 2019. Prior to joining the National Restaurant Association, Ms. Sweeney was the President of AARP Services, a subsidiary of AARP, where she was responsible for revenue growth and new product development for the 50+ market. Prior to joining AARP in 1999, Ms. Sweeney served as Vice President of Market Development for the National Rural Electric Cooperative Association and Vice President of Marketing for the International Dairy Foods Association. Ms. Sweeney also serves on the board of directors of MedStar’s National Medical Rehabilitation Hospital and is Vice Chair of the board of Save the Children Action Network. Ms. Sweeney earned a Bachelor of Science in Government from Colby College, and a Masters of Business Administration in Marketing from The George Washington University.

Qualifications: Ms. Sweeney’s qualifications to serve on the Board include her extensive managerial experience and her success in building revenues, improving organizational culture and sustaining organizational growth as well as her recognition as a leader in the restaurant and foodservice industry.

DIRECTOR SINCE: 2018 AGE: 62 INDEPENDENT: YES COMMITTEES: • Audit • Compensation

10	SITE Centers Corp. ï 2022 Proxy Statement

Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto. Pursuant to this agreement, the Otto Family purchased 40,000,000 common shares of the Company (the “Purchased Shares”). In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in the Company as of the record date for the applicable meeting of shareholders. If the Otto Family beneficially owns 17.5% or more of our outstanding common shares as of the applicable record date, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of Directors, and if the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares as of the applicable record date, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board. In accordance with the investor rights agreement, Dr. Finne was proposed by the Otto Family and subsequently nominated and elected to our Board annually since 2009. Beginning in 2015, the Otto Family designated Mr. Otto as the second person to be nominated by our Board pursuant to the investor rights agreement. As of March 15, 2022, the record date for the Annual Meeting, to our knowledge the Otto Family beneficially owned approximately 12.9% of our outstanding common shares (as compared to approximately 19.8% on the record date for our 2021 Annual Meeting of Shareholders). In accordance with the investor rights agreement, the Otto Family has proposed, and our Board has nominated, Mr. Otto for election at the Annual Meeting. Dr. Finne, the Otto Family’s second Director nominee in recent years, will cease to serve as a Director at the conclusion of the Annual Meeting.

In February 2022, in accordance with the terms of our Fourth Amended and Restated Articles of Incorporation, our Board reduced the ownership limit applicable to the Otto Family from 29.8% of our common shares to 17.5% of our common shares, thereby effectively reducing the Otto Family’s number of Director nominees in future years to a maximum of one.

Independent Directors

Our Board has affirmatively determined that all Directors who served during 2021 (except for Mr. Lukes) were, and all Directors nominated by the Board for election in 2022 (except for Mr. Lukes) are, independent within the meaning of the rules of the New York Stock Exchange (“NYSE”) and, as applicable, the rules of the Securities and Exchange Commission (“SEC”), including with respect to the applicable Director’s service on the Compensation Committee and/or the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent Directors and that only those Directors or Director nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or Director nominee has with us (either directly or indirectly), and only those Directors or Director nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

Director Qualifications and Review of Director Nominees

The Nominating and ESG Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, actions to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent Directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and ESG Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a Director candidate, the Nominating and ESG Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a Director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and ESG Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in

SITE Centers Corp. ï 2022 Proxy Statement	11

accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and ESG Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective candidate for the Nominating and ESG Committee’s consideration and potential recommendation to the Board for nomination for Director, a shareholder may submit the candidate’s name and qualifications to our Secretary, Aaron M. Kitlowski, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and ESG Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and ESG Committee considers those guidelines described above. The Nominating and ESG Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors, as well as pursuant to the investor rights agreement described above under the caption “Transactions with the Otto Family.” The Nominating and ESG Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination.

Our Code of Regulations sets forth the requirements with respect to the nomination of candidates for Director by shareholders.

Proxy Access

Our Code of Regulations provides proxy access pursuant to which a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements may include Director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such shareholders must, among other requirements:

•	have owned common shares equal to at least 3% of the aggregate of our issued and outstanding common shares continuously for at least three years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such shareholders do not presently have such intent; and

•

provide a notice requesting the inclusion of Director nominees in our proxy materials and provide other required information to us not more than 150, or less than 120, days prior to the anniversary of the date that we issued our proxy statement for the prior year’s annual meeting of shareholders (unless the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting in which case the notice must be received not later than the close of business on the later of the 150th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made).

The maximum number of Director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of Directors then in office but in no event shall such maximum number be less than two.

Majority Vote Standard

Consistent with best corporate governance practices, the Company’s Articles of Incorporation provide for a majority vote standard in uncontested elections and a plurality vote standard in contested elections of Directors. An election of Directors is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “For” or “Against” the Director nominee’s election and an affirmative majority of the total number of votes cast “For” or “Against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director nominee. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

12	SITE Centers Corp. ï 2022 Proxy Statement

3. Board Governance

Board Leadership

Mr. Ahern serves as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-management, independent Director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

•	Ensure that our Board fulfills its oversight and governance responsibilities;

•	Consult and advise on any operational matters as requested by our CEO;

•	Serve as liaison between the Company’s management and the non-management Directors;

•	Coordinate the Board’s annual review of, and input on, the Company’s strategic plan;

•	Assist the Nominating and ESG Committee on corporate governance matters, such as the nomination of Board members, committee membership and rotation, and management succession planning;

•	Preside over meetings of our shareholders if the President is unavailable; and

•	Provide leadership to our Board, set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chairman of the Board, separate from our CEO, recognizes the time, effort and commitment that our CEO is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Meetings of Our Board

During the fiscal year ended December 31, 2021, our Board held six meetings and undertook three written actions. Each of our Directors attended at least 75% of the aggregate of (i) the number of meetings of the Board that were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board held during the period that such person served on such committee. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our Directors nominated for election virtually attended the Annual Meeting of Shareholders in May 2021. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year to the extent our Board includes one or more non-management Directors who are not independent.

Committees of Our Board

During 2021, our Board had the committees described below. Our Board has approved the written charters of the Audit Committee, the Compensation Committee and the Nominating and ESG Committee, which, along with our Corporate Governance Guidelines, are posted on our website at www.sitecenters.com, under “Governance” in the “Investor Relations” section. Each of the Audit Committee, Compensation Committee and Nominating and ESG Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

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Audit Committee

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; and the assessment and management of enterprise risk. The Audit Committee also prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Audit Committee. Our Board has determined that each current member of the Audit Committee and each member that served on the Audit Committee in 2021 is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws other than Ms. Abraham, who otherwise meets audit committee financial literacy requirements.

Meetings: The Audit Committee held eight meetings in 2021.

Members: • Ms. DeFlorio (Chair) • Mr. Ahern • Ms. Abraham • Ms. Sweeney

Compensation Committee

Responsibilities: The Compensation Committee: reviews and approves compensation for our executive officers; reviews and recommends to our Board compensation for Directors; oversees the Company’s compensation and executive benefit plans, including those under which executive officers and Directors receive benefits; and reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Compensation Committee engages a compensation consultant to assist in the design of the executive compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The CEO makes recommendations to the Compensation Committee regarding compensation for executive officers other than himself for approval by the Compensation Committee, and the Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Compensation Committee deems appropriate.

Independence: All of the members of the Compensation Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Compensation Committee.

Meetings: The Compensation Committee held five meetings and took written action on one occasion in 2021.

Members: • Mr. Ahern (Chair) • Ms. DeFlorio • Ms. Sweeney

14	SITE Centers Corp. ï 2022 Proxy Statement

Nominating and ESG Committee

Responsibilities: The Nominating and ESG Committee: identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; reviews our ESG initiatives and policies and receives periodic reports from management on related topics; oversees compliance with, and reviews and makes recommendations regarding any waivers under, our Code of Business Conduct and Ethics with respect to officers and Directors; and leads our Board in its annual review of the performance of our Board.

Independence: All of the members of the Nominating and ESG Committee are independent as defined in the NYSE listing standards.

Meetings: The Nominating and ESG Committee held four meetings in 2021.

Members: • Mr. MacFarlane (Chair) • Ms. Abraham • Dr. Finne

Dividend Declaration Committee

Responsibilities: As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee did not meet during 2021. The Dividend Declaration Committee took written action on four occasions in 2021.

Members: • Mr. Lukes (Chair) • Mr. Ahern • Dr. Finne

Pricing Committee

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee held one meeting and a subcommittee of the Pricing Committee took written action on two occasions in 2021.

Members: • Mr. Lukes (Chair) • Mr. Ahern • Ms. DeFlorio

Risk Oversight

Management is responsible for the day-to-day management of risks, while the Board, as a whole and through our Audit Committee, is responsible for overseeing the risk assessment and risk management functions of the Company. The Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions, systems of internal control over financial reporting, security of information technology systems and data, and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to the Board with respect to its oversight of these areas.

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Compensation of Directors

Director Compensation Program

During 2021, our non-employee Directors were compensated in the form of an annual cash retainer and an annual stock retainer, which were intended to align the interests of our Directors and our shareholders, as shown below.

COMPONENT	ANNUAL AMOUNT	PAYABLE
Annual Stock Retainer	Equal in value to $100,000	Quarterly in common shares
Annual Cash Retainer	$50,000	Quarterly in cash or common shares, at the Director’s election

Non-employee Directors are also paid fees for service on certain committees as set forth below and for service as the Chairman of the Board. The Director who serves as the Chairman of the Board receives an annual fee of $100,000 in addition to the fees paid to all non-employee Directors. Fees are paid to committee members, the respective committee chairs and the Chairman of the Board in quarterly installments in the form of cash or common shares, at the Director’s election. Each Director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the Directors’ duties.

	ADDITIONAL ANNUAL FEE
COMMITTEE	CHAIR ($)	OTHER MEMBER ($)
Audit Committee	40,000	25,000
Compensation Committee	40,000	25,000
Nominating and ESG Committee	30,000	20,000
Dividend Declaration Committee	—	—
Pricing Committee	—	—

2021 Director Compensation

In accordance with the compensation program described above, our non-employee Directors received the following compensation during 2021:

DIRECTOR NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	TOTAL ($)
Terrance R. Ahern	215,000	100,038	315,038
Linda B. Abraham(2)	95,015	100,038	195,053
Jane E. DeFlorio	115,000	100,038	215,038
Thomas Finne	70,000	100,038	170,038
Victor B. MacFarlane	80,000	100,038	180,038
Alexander Otto	50,000	100,038	150,038
Dawn M. Sweeney(2)	100,038	100,038	200,076

(1)	The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), for stock awards granted quarterly to each of the non-employee Directors in 2021, based upon the closing price of our common shares on the dates of grant. The grant date fair values of the stock awards made to each Director in 2021 were as follows: $12.32 on February 15, 2021 (2,030 shares); $14.77 on May 15, 2021 (1,693 shares); $15.70 on August 15, 2021 (1,593 shares); and $16.51 on November 15, 2021 (1,515 shares).

(2)	The cash and stock awards listed for Mses. Abraham and Sweeney were deferred into the Director’s Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

16	SITE Centers Corp. ï 2022 Proxy Statement

Directors’ Deferred Compensation Plan

Non-employee Directors have the right to defer the receipt of all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. Our Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of our common shares, so that each unit is the economic equivalent of one common share but without voting rights. Settlement of units is made in cash, common shares or a combination of both (as permitted by the plan administrators) at a date determined by the participant at the time a deferral election is made. Prior to settlement, each unit earns dividend equivalents in an amount equal to any dividends paid on our common shares during the deferral period. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plan. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors of the Company. During their terms as Directors, the following have deferred compensation represented by the following number of units as of December 31, 2021:

DIRECTOR NAME	NUMBER OF UNITS UNDER THE DIRECTORS’ DEFERRED COMPENSATION PLAN	VALUE OF UNITS ($)(1)
Linda B. Abraham	13,483	213,450
Terrance R. Ahern	72,006	1,139,871
Victor B. MacFarlane	55,616	880,416
Dawn M. Sweeney	56,973	901,898

(1)	Based on the closing price of our common shares on December 31, 2021 of $15.83.

Director Stock Ownership Guidelines

Each non-employee Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer paid to a Director (in other words, $250,000 worth of shares). This ownership requirement generally must be met no later than the fifth anniversary of the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, and on each December 31st thereafter. Our Board established this particular level of stock ownership for our non-employee Directors in order to align the interests of our non-employee Directors with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and ESG Committee, each non-employee Director is required to retain at least 50% of the common shares and common share equivalents received by the Director as compensation until such time as the minimum share ownership requirement has been satisfied. Common share units acquired by Directors under our deferred compensation plans constitute common share equivalents and count toward satisfying the stock ownership guidelines. All Directors were in compliance with the Director stock ownership guidelines as of December 31, 2021.

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Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2022, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our named executive officers, and (3) our current executive officers and Directors, as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

DIRECTORS AND MANAGEMENT	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(5)
David R. Lukes	636,097	(1)	*
Linda B. Abraham	38,294	(2)	*
Terrance R. Ahern	91,056	(2)	*
Jane E. DeFlorio	38,792		*
Thomas Finne	62,531		*
Victor B. MacFarlane	3,108	(2)	*
Alexander Otto	19,596,389	(3)	9.3
Dawn M. Sweeney	23,516	(2)	*
John M. Cattonar	18,163	(1)	*
Conor M. Fennerty	5,600	(1)	*
Christa A. Vesy	112,205	(1)(4)	*
All Current Executive Officers and Directors as a Group (11 persons)	20,625,751		9.8

*	Less than 1%

(1)	Does not include 578,402, 29,634, 62,728 and 49,424 RSUs credited to the accounts of Messrs. Lukes, Cattonar and Fennerty and Ms. Vesy, respectively, which will vest in future periods pursuant to their terms. Each unit is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares prior to its vesting.

(2)	Does not include 72,534, 57,662, 16,776 and 60,667 stock units credited to the accounts of Messrs. Ahern and MacFarlane and Mses. Abraham and Sweeney, respectively, pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(3)	For information regarding Mr. Otto’s beneficial ownership, see “Corporate Governance and Other Matters—Security Ownership of Certain Beneficial Owners.”

(4)	Includes 35,455 common shares subject to compensatory stock options exercisable on or prior to April 22, 2022.

(5)	Percentages are calculated based on 211,242,359 of our common shares outstanding as of February 21, 2022.

18	SITE Centers Corp. ï 2022 Proxy Statement

Environmental, Social and Governance Highlights

SITE Centers is a self-administered and self-managed REIT engaged in the business of acquiring, owning, developing, redeveloping, leasing and managing shopping centers. We aspire to be a good corporate citizen, maintain an exciting workplace for our employees, operate our properties sustainably and engage with the many communities we serve, while driving value creation and favorable returns for our shareholders. Our environmental, social and governance (“ESG”) initiatives are detailed in our annual Corporate Responsibility and Sustainability Report (the “Report”), which can be found in the “Sustainability” section of our website at www.sitecenters.com. Our most recent Report was completed in accordance with GRI standards and includes disclosures with respect to certain SASB standards. Below are some of the highlights of this Report along with recent recognition and accomplishments with respect to our ESG initiatives.

Recent Recognition

•	Included in Newsweek’s list of America’s Most Responsible Companies for each of the past three years.

•

Included in the 2022 Bloomberg Gender-Equality Index (“GEI”) comprised of public companies committed to transparency in gender-data reporting and which have exhibited performance on certain gender-data metrics.

•

Rated “Green Star” by GRESB (Global Real Estate Sustainability Benchmark) for our sustainability benchmark results with an above average rating relative to our peer group with respect to our level of public ESG disclosures.

•	Recognized as a Green Lease Leader (Silver Level) by the U.S. Department of Energy and The Institute for Market Transformation for our development and implementation of green leases.

Environmental

•

Headquarters Renovation. We are in the process of renovating our office headquarters in Beachwood, Ohio. This project is expected to be LEED Certified, utilizing a new energy management and lighting controls system. The renovation will improve the R rating for the building’s exterior envelope and will deploy new HVAC equipment to improve energy usage and indoor air quality. The 60,000 square foot project is expected to be completed by the end of 2022.

•

Green Lease Platform. We aim to include green lease provisions in our new lease agreements with tenants whenever practicable. Green lease provisions allow us to partner with our tenants on the pursuit of renewable energy opportunities in the common and exterior areas of our properties. In 2021, approximately 72% of new leases executed at wholly-owned properties contained green lease language. We have also engaged a consultant to provide mandatory sustainability training to our leasing team which helps to educate our team on sustainability generally and how they can leverage the Company’s sustainability efforts when negotiating leases with our tenants.

•

Common Area Lighting. In recent years, we have converted old parking lot lighting technology to LED lighting at substantially all of our wholly-owned properties. We also installed smart lighting controls at the vast majority of our wholly-owned properties in order to minimize unnecessary lighting of common areas during off hours.

•

Energy Efficient Roofing. Large expansive parking lots and dark colored roofs can impact local air temperature through what is commonly referred to as the “urban heat island effect”. To mitigate our properties’ contribution to this phenomenon, we continue to convert older roofing to more energy efficient solutions whenever existing roofs at our properties reach the end of their useful lives. White roof membranes limit the amount of the sun’s energy absorbed into the structure of our buildings, thereby decreasing the cooling costs of our tenants and reducing demand on local electrical grids. We added approximately 249,295 square feet of white roofing to our wholly-owned portfolio during 2021, and approximately 53% of the roofing square footage of our wholly-owned portfolio was comprised of white roofing materials as of December 31, 2021. Our portfolio also includes 60,000 square feet of green roofing systems which improve water run-off and further moderate the temperature fluctuations within our properties.

•

HVAC Maintenance and Carbon Emission Reduction. Heating, cooling and lighting within our tenants’ spaces are responsible for the substantial majority of energy used at our properties. Although we have limited control of energy usage within our tenants’ spaces, we have recently implemented a program that requires applicable tenants to provide evidence of quarterly maintenance of their HVAC units which, in turn, is expected to increase the life and efficiency of HVAC units across our portfolio. Approximately 34% of tenants having HVAC maintenance provisions in their leases were in compliance with these requirements at the end of 2021, and the Company is targeting at least a 50% compliance rate at the end of 2022. We also continue to partner with vendors and utility companies to expand our EV charging stations in our centers. As of December 31, 2021, 205 electric car charging stations were operating across our portfolio.

SITE Centers Corp. ï 2022 Proxy Statement	19

•

Water Conservation. We employ water conservation strategies when practical, including xeriscaping, rain water collection, re-use of grey water for chiller systems, drip irrigation installations, native landscaping, reclaimed water and smart metering. In 2021, we began installing smart water meters across our properties. Smart water meters will help us to detect leaks more quickly and decrease usage over time. As of December 31, 2021, we had installed 833 smart meters across our portfolio.

Social and Human Capital Management

•

Employee Engagement Survey and Tenure. We again engaged Gallup, Inc. in 2021 to survey the level of our workforce engagement. 97% of our employees participated in the 2021 survey and the Company scored in the top half of Gallup’s overall client database. Support for our work environment is also evidenced by our relatively low level of voluntary attrition with approximately 82% of our employees having been with the Company for over 5 years and 53% for over 10 years.

•

Gender Diversity Initiatives. We promote a gender diverse and inclusive culture through the organization’s Women of Influence program, which nurtures the development of women across the Company through mentoring programs, cross-function relationship building, networking and speaker events, and charitable giving initiatives. At the end of 2021, women represented approximately 63% of our workforce and 46% of our managers (defined by reference to the EEO-1 job class categories to include executive/senior-level officials and managers and first/mid-level officials and managers).

•

Racial Diversity Initiatives. At the end of 2021, the ethnicity of our workforce was approximately 80% White, 12% Black, 4% Hispanic, 2% Asian, and 2% Other (in accordance with EEO-1 categories and methodology) and members of ethnic and racial minorities represented approximately 7% of our managers. The decrease in certain of our diversity statistics compared to year-end 2020 was the result of RVI’s sale of its remaining Puerto Rico properties in August 2021 which had been managed by local Company employees. Of the Company’s employees, 73% of employees were assigned to work in the corporate headquarters in Beachwood, Ohio, with the rest working in regional offices or remotely. In 2020 and 2021, we partnered with Jopwell, a minority-focused recruiting resource, and implemented internal policies that promote consideration of qualified minority candidates for open positions, which resulted in an increase in the number of diverse candidates interviewed and hired to fill open positions.

•

SITE HELPERS. In 2020, we started the SITE HELPERS (Humility, Empathy, Listening, Process, Education, Reconciliation and Support) initiative in order to facilitate a discussion regarding diversity, equity and inclusion within our Company and to better understand the perspectives of the diverse members of our workforce. In 2021, the SITE HELPERS steering committee engaged a consultant to lead interactive discussions and training sessions with our employees and leaders on the topics of enhancing inclusivity and trust and identifying potential biases within our organization. Our SITE HELPERS committee, in partnership with various Company leaders and staff, also created and launched a work-based internship program designed to provide minority students at public high schools in Atlanta, Georgia with opportunities to learn more about the real estate industry and related careers.

•

Flexible Remote Work Policy. Most of our employees performed their responsibilities in a remote working environment from March 2020 until September 2021. In connection with our return to the office environment, and in order to promote our employees’ work-life balance, in September 2021 we implemented a flexible Work From Home policy designed to allow employees to work up to two days per week from home.

•

Other Employee Benefits. We promote employee health and well-being by providing access to a competitive and comprehensive benefits program, a state-of-the-art fitness center located at our Beachwood, Ohio office staffed by a certified fitness and yoga instructor, our Make It Happen wellness program, flex time and summer hours, and scholarship opportunities for employees’ families.

•

Community Involvement. We support the communities in which we live through our strategic partnership with Ronald McDonald House Charities, implementation of our YOUnity program to support our employees’ charitable giving and enable efficient Company matching for employee donations, and our Community Impact Day Program, which allows employees to utilize two paid workdays each year to volunteer for charitable organizations and/or engage in community activities of their choice. In 2021, the Company and its employees donated approximately $304,000 to charitable organizations of their choice and tracked 424 hours of volunteer time.

•

Vendor Conduct. We require that our property operations vendors agree to a vendor code of conduct and comply with terms and conditions that are designed to promote fair wages, adherence to applicable labor laws and high ethical standards.

20	SITE Centers Corp. ï 2022 Proxy Statement

Governance

•

Board Diversity. Our Board values diversity in experience, professional background, tenure and gender. Three of our seven Director nominees (43%) are women, one of our Director nominees (14%) is African American, and six of our seven Director nominees (86%) qualify as independent within the meaning of NYSE rules.

•	ISS Governance Rating. We maintained a governance QualityScore of 1 in 2021, representing Institutional Shareholder Services’ highest possible governance rating.

•	Proxy Access. As discussed elsewhere in this Proxy Statement, we have adopted customary proxy access provisions and a majority vote standard in uncontested elections of Directors.

•

Shareholder Amendments. Our Code of Regulations can be amended by the affirmative vote of shareholders owning a majority of our common shares issued and outstanding on the applicable record date at any meeting of shareholders called for such purpose.

•

Annual Director Elections. We do not have a classified Board. We are incorporated under the laws of the State of Ohio and, unlike many REITs incorporated in Maryland, we cannot classify our Board without shareholder consent.

•

Control Share Act Opt-out. We have opted out of the Ohio Control Share Act, which requires that an investor seeking to acquire shares in excess of certain ownership thresholds first obtain consent from disinterested shareholders.

SITE Centers Corp. ï 2022 Proxy Statement	21

4. Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” compensation tables and related narratives and descriptions of our Proxy Statement for the 2022 Annual Meeting of Shareholders, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to help ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals which will enhance shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is currently scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). The next vote on the frequency of our Say-on-Pay vote is also expected to take place at our 2023 Annual Meeting.

BOARD RECOMMENDATION:

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION  OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We believe that you should vote “FOR” the approval, on a non-binding, advisory basis, of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to have strong links to operating and financial performance. At-risk elements such as annual incentives and long-term equity incentives comprise a significant portion of our overall executive remuneration. For these incentive plans, we establish performance metrics and objectives so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting requirements of service-based RSU awards are designed to encourage the retention of our named executive officers and ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation.

60% of our named executive officers’ annual incentive award payout for 2021 was determined by reference to the Company’s performance with respect to two key quantifiable metrics: Operating FFO and Adjusted EBITDA. The remaining 40% of these executives’ annual incentive award was tied to the Compensation Committee’s assessment of individual performance and the achievement of objectives for which the executive was individually responsible. We believe you should vote “FOR” the 2021 compensation of our named executive officers because it was aligned with our actual 2021 performance and appropriately reflects key achievements resulting from their leadership.

22	SITE Centers Corp. ï 2022 Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Proxy Statement for the 2022 Annual Meeting of Shareholders for filing with the SEC.

Compensation Committee Terrance R. Ahern, Chair Jane E. DeFlorio Dawn M. Sweeney

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2021 were Terrance R. Ahern, Jane E. DeFlorio and Dawn M. Sweeney. None of our executive officers serves or has served on the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity for which any of Mr. Ahern or Mses. DeFlorio or Sweeney at the same time serves or served as executive officer. Also, none of our executive officers serves or served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity, one of whose executive officers at the same time serves or served as a member of our Board.

SITE Centers Corp. ï 2022 Proxy Statement	23

5. Compensation Discussion and Analysis

Overview

In this section of the Proxy Statement, we explain and discuss our 2021 executive compensation program. This discussion is also intended to describe our compensation policies with respect to our executive officers and to provide a review of our compensation decisions for 2021. Our goal is to provide a better understanding, both in absolute terms and relative to our performance, of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the Chief Executive Officer and the other executive officers named in the “2021 Summary Compensation Table” below. We refer to the executive officers included in that table, namely Mr. Lukes (our President and CEO), Mr. Fennerty (our EVP and CFO), Ms. Vesy (our EVP and CAO) and Mr. Cattonar (our EVP and CIO), as our “named executive officers”.

The Compensation Committee of our Board, referred to in this section as the “Committee,” generally designs and administers our executive compensation program. All principal elements of compensation paid to our named executive officers are subject to approval by the Committee.

Executive Summary

2021 Performance Highlights

2021 was a transformational year for our Company. We began 2021 focused on mitigating the impact of the COVID-19 pandemic on our business but quickly transitioned to leveraging the strength of our operations, leasing platform and balance sheet to build a foundation for sustainable future growth. In the early months of the year, the Company negotiated arrangements with the last group of large tenants which had failed to pay 2020 rents as a result of the COVID-19 pandemic and worked with tenants to normalize rent collections. Throughout the year, the Company’s leasing team capitalized on the increasing importance of suburban store locations to tenants’ businesses and the improved financial health of national credit tenants to produce leasing volumes well in excess of 2020 levels. Improving transactions markets helped the Company to substantially complete the sale of RVI’s remaining properties which, in turn, led to RVI’s distribution of $190 million to the Company in October 2021 on account of the Company’s preferred investment. This distribution, together with retained cash from improved operations and proceeds of the Company’s March 2021 equity offering, provided the Company with important capital to consummate significant property acquisitions, finance new anchor tenant buildouts and redevelopment projects, redeem certain of the Company’s preferred shares and repay other indebtedness ahead of scheduled maturities. The Company concluded 2021 with reduced leverage levels, no outstanding balance on its revolving lines of credit and significant immediate liquidity (from both cash on hand and amounts available from settlement of forward equity sales) leaving the Company well positioned to take advantage of future growth and investment opportunities.

We believe that support for the Company’s performance and its leadership is evidenced by the recent relative performance of our common stock and feedback from the investment community. From December 13, 2017, the date on which the Company announced its strategy to improve the quality of its portfolio and balance sheet through the spin-off of RVI, until close of trading on February 16, 2022, the TSR of the Company’s common shares was 41.5% compared to a return of 23.4% for the FTSE NAREIT Shopping Center Index.

2021 Annual Incentive Compensation Program Overview

Our Committee typically establishes both quantitative and qualitative performance metrics to govern our annual incentive compensation program during the first quarter of each year. In February 2021, our Committee determined that it was unable at that time to adopt quantitative performance metrics for 2021 due to the uncertainty that continued to exist with respect to the impact of the COVID-19 pandemic on Company operations. Following improvement in the operating environment during the first quarter of 2021 and management’s release of updated earnings guidance in April 2021, the Committee established our 2021 annual incentive compensation program in early May 2021.

The 2021 annual incentive compensation program included both quantitative performance metrics, namely Operating FFO and Adjusted EBITDA, and subjectively-evaluated qualitative performance metrics. The quantitative metrics comprised 60% of the program’s overall assessment of executive performance for 2021, and the Committee set the “target” level of

24	SITE Centers Corp. ï 2022 Proxy Statement

performance for the program’s Operating FFO performance metric within the Operating FFO guidance range issued by management in April 2021 in connection with the disclosure of first quarter financial results. The remaining 40% of the annual incentive compensation program involved a qualitative assessment of each named executive officer’s individual performance.

According to this design, and based on the achievements highlighted above and discussed in further detail below, the Committee approved annual incentive payments to Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy for 2021 in the amounts of $2,250,000, $675,000, $525,000 and $510,000, respectively, which represented the maximum level of the annual incentive award opportunities provided in their employment agreements. Mr. Lukes elected to receive his annual incentive payout in cash as opposed to in RSUs at a 20% increase as permitted by his employment agreement. In accordance with their employment agreements, annual incentives were paid to Messrs. Fennerty and Cattonar and Ms. Vesy in cash.

New Employment Agreements with Certain Named Executive Officers

The Committee continues to believe that fixed-term employment agreements are appropriate for our executives because they give the Company the opportunity toward the end of the contract term to reconsider the composition of its leadership team, evaluate the Company’s executive compensation program against its peers, align the structure of the Company’s executive compensation program with its current strategy and promote executive retention through new grants of long-term equity.

In September 2020, we entered into an employment agreement with Mr. Lukes which expires in September 2024. In 2021, the Company entered into new employment agreements with our other named executive officers in order to better align their compensation structures with the compensation structure set forth in Mr. Lukes’ September 2020 employment agreement.

The employment agreements with our named executive officers are designed to balance three essential objectives:

•	retain our executives, who we believe are best positioned to lead our Company;

•	incentivize our executives to deliver superior returns to our shareholders through the achievement of key financial and operational goals; and

•	help ensure that the cost of our compensation program is reasonable from our shareholders’ perspectives.

More information concerning the terms of our employment agreements with our named executive officers, including the Committee’s consideration during 2021 of the terms of our new compensation arrangements with Messrs. Fennerty and Cattonar and Ms. Vesy, is provided in the section below entitled “Compensation Program Design – New Employment Agreements with Certain Named Executive Officers” and in the section of this Proxy Statement entitled “Executive Compensation Tables and Related Disclosure – Employment Agreements”.

Overview of 2021 Equity Grants and Performance-Based Equity Results

Service-Based RSUs Awarded in Connection with the Execution of New Employment Agreements. Each of Messrs. Fennerty and Cattonar and Ms. Vesy received awards of service-based RSUs during 2021 in connection with the execution of their new employment agreements. On February 22, 2021, Mr. Fennerty received 30,684 service-based RSUs having a value determined in accordance with his new employment agreement of approximately $375,000 and generally vesting in substantially equal installments on each of the second and third anniversaries of the grant date. On May 11, 2021, Mr. Cattonar received 20,352 service-based RSUs having a value determined in accordance with his new employment agreement of approximately $300,000 and generally vesting in substantially equal installments on each of the first three anniversaries of the grant date. On September 11, 2021, Ms. Vesy received 18,807 service-based RSUs having a value determined in accordance with her new employment agreement of approximately $300,000 and generally vesting in substantially equal installments on each of the first three anniversaries of the grant date.

Annual Service-Based RSU Awards. Pursuant to the terms of their employment agreements, on February 22, 2021, Messrs. Lukes and Fennerty were granted 81,822 and 20,457 service-based RSUs having a value of approximately $1 million and $250,000, respectively, which grants will generally vest in substantially equal installments on each of the first three anniversaries of the grant date.

2021 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 1, 2021, Messrs. Lukes and Fennerty were granted 154,512 and 38,628 performance-based RSUs having “target” values of approximately $2 million and $500,000, respectively, subject to a three-year performance period beginning on March 1, 2021 and ending

SITE Centers Corp. ï 2022 Proxy Statement	25

February 29, 2024. These performance-based RSUs (or “PRSUs”) become payable to the executives in common shares at the end of the performance period, if at all, based on the percentile rank of the Company’s TSR measured over the performance period as compared to the TSR of a defined group of peer companies, subject generally to the executives’ continued employment with us.

Settlement of 2018 and 2019 CEO Performance-Based RSU Awards. On March 1, 2018, in accordance with the terms of his prior employment agreement, the Company granted Mr. Lukes PRSUs having a performance period ending on February 28, 2021 and a target value of approximately $3 million (excluding accrued dividends). Based on the Company’s relative TSR during the three-year period ended February 28, 2021, this award paid out at the maximum level in March 2021, and Mr. Lukes received 558,164 common shares (which included accrued dividends) having a market value of $7,568,704 based on the closing price of the Company’s common shares on February 28, 2021.

On March 1, 2019, in accordance with the terms of his prior employment agreement, the Company granted Mr. Lukes PRSUs having a performance period ending on February 28, 2022 and a target value of approximately $3 million (excluding accrued dividends). Based the Company’s relative TSR during the three-year period ended February 28, 2022, this award paid out at the maximum level in March 2022, and Mr. Lukes received 494,334 common shares (which included accrued dividends) having a market value of $7,686,894 based on the closing price of the Company’s common shares on February 28, 2022.

The results of these performance-based awards are evidence of the alignment of our compensation program with actual performance. Due to the lagging relative performance of our share price during calendar year 2017, no shares were earned by Mr. Lukes with respect to the performance-based equity awards granted to him in March 2017 and therefore Mr. Lukes earned less compensation through December 31, 2020 than originally intended under our performance-based equity programs. However, as a result of the outperformance of our share price following the Company’s December 2017 announcement of its plans to spin-off RVI, the value realized by Mr. Lukes in March 2021 and March 2022 with respect to PRSUs granted to him in March 2018 and March 2019 exceeded the target values originally established by the Committee.

Settlement of 2020 CFO Performance-Based RSU Awards. On March 1, 2020, in accordance with the terms of his prior employment agreement, the Company granted Mr. Fennerty 5,954 PRSUs having a performance period ending on February 28, 2021 and a target value of approximately $75,000 (excluding accrued dividends), 11,909 PRSUs having a performance period ending on February 28, 2022 and a target value of approximately $150,000 (excluding accrued dividends) and 17,863 PRSUs having a performance period ending on February 28, 2023 and a target value of approximately $225,000 (excluding accrued dividends). Based on the relative TSR of the Company during the 12-month period ended February 28, 2021, Mr. Fennerty received 12,131 common shares (which included accrued dividends) having a market value of $164,496 based on the closing price of the Company’s common shares on February 28, 2021. Based on the relative TSR of the Company during the 24-month period ending February 28, 2022, Mr. Fennerty received 24,921 common shares (which included accrued dividends) having a market value of $387,519 based on the closing price of the Company’s common shares on February 28, 2022.

Investor Outreach

We proactively meet with our largest shareholders from time to time in order to discuss a variety of topics regarding the Company and to give these investors an opportunity to raise questions and provide our management team with feedback. Since January 1, 2021, we have held meetings with 12 of our 25 largest institutional investors who we believe collectively own, together with members of the Otto Family, over 40% of our common shares as of December 31, 2021. Topics of discussion in these meetings often include executive compensation, the composition of our Board of Directors and other corporate governance matters. Based on the discussion of our executive compensation program at these meetings, we believe that these investors understand our executive compensation program and have a favorable view of the alignment of pay and performance created by the program’s significant use of performance-based equity. Based on these meetings, we are not aware of any significant shareholder concerns regarding our pay practices or executive compensation program.

26	SITE Centers Corp. ï 2022 Proxy Statement

Compensation Program Design

Compensation Philosophy and Objectives

Our primary executive compensation objectives are to:

•	attract, retain and motivate executives who are capable of advancing our strategy and ultimately maintain and grow our long-term equity value;

•	reward executives on an annual basis in a manner aligned with our financial performance, organizational objectives and their individual goals;

•	retain and align the management team’s long-term interests with our shareholders’ through long-term service-based and performance-based equity participation and ownership; and

•	ensure that the cost of the compensation program is reasonable to shareholders.

Our compensation program rewards executives for not only delivering superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Our executives and the Board have intentionally avoided short-term decisions that might produce inflated short-term shareholder returns in favor of longer term strategies that provide sustainable growth opportunities and enhance net asset value.

Structure and Principal Elements of Our Executive Compensation Program

We entered into a new employment agreement with Mr. Lukes, our CEO, in September 2020. In negotiating this agreement, the Committee emphasized the use of performance-based awards for both the annual and long-term incentive components of Mr. Lukes’ compensation in order to align the interest of Mr. Lukes with those of the Company’s shareholders. The annualized “target” level of compensation for Mr. Lukes under his September 2020 employment agreement is summarized in the chart below:

*

Includes the annualized grant date fair value of the service-based RSUs awarded in connection with the execution of Mr. Lukes’ September 2020 employment agreement and the value of service-based RSUs to be granted to Mr. Lukes annually during the term of his employment agreement.

**

Annual incentive is shown at the target level. The annual incentive payout ranges from $0 (below threshold) to $2,250,000 (maximum). Mr. Lukes can elect to receive the value of his annual incentive award in RSUs at a 20% increase.

Based on the foregoing design of Mr. Lukes’ employment agreement:

•	Approximately 56% of total target compensation for Mr. Lukes across the four-year employment period is “at risk” in the form of annual incentive compensation and long-term performance-based equity;

•	Approximately 62% of total target compensation for Mr. Lukes across the four-year employment period is comprised of long-term equity versus 38% in cash; and

•

Approximately 53% of the total target compensation to be paid to Mr. Lukes in equity during the four-year employment period will be paid in the form of performance-based equity (as opposed to service-based equity) where the ultimate payouts to Mr. Lukes could range from 0% to 200% of the target awards based on the actual performance of the Company on relative TSR and other metrics to be determined.

The Committee felt that this program’s focus on “at risk” incentive compensation and greater emphasis on equity over cash compensation and performance-based equity over service-based equity were in the best interests of the Company’s shareholders, consistent with institutional investor preferences and best practices in executive compensation and generally in line with chief executive compensation programs implemented by peer companies.

SITE Centers Corp. ï 2022 Proxy Statement	27

New Employment Agreements with Certain Named Executive Officers

In 2021, the Committee worked closely with Gressle & McGinley, the Committee’s compensation consultant, and Mr. Lukes to negotiate new employment agreements with Messrs. Fennerty (February 2021) and Cattonar (May 2021) and Ms. Vesy (September 2021) in order to better align the design and elements of their compensation arrangements with the structure of Mr. Lukes’ September 2020 employment agreement and to provide these executives with competitive compensation terms in order to promote their retention. These employment agreements form the foundation of our executive compensation program.

In the case of each officer, the Committee generally evaluated the officer’s performance in recent years and reviewed compensation data provided by Gressle & McGinley with respect to comparable positions at other REITs deemed comparable to our Company (for Mr. Fennerty, the 11 retail REITs comprising the peer group utilized for purposes of measuring the Company’s relative shareholder return with respect to PRSUs awarded to Messrs. Lukes and Fennerty in 2021; for Mr. Cattonar, 18 REITs having total enterprise values at that time between $2.5 billion and $11.0 billion (compared to the Company’s enterprise value at that time of approximately $5.0 billion); and for Ms. Vesy, 12 REITs having total enterprise values at the time between $2.0 billion and $7.3 billion (compared to the Company’s enterprise value at that time of approximately $6.1 billion)). The Committee then determined a target annual compensation level for each officer (for Mr. Fennerty, $1,775,000 (approximately the 22nd percentile of the benchmarking group); for Mr. Cattonar, $1,175,000 (approximately the 16th percentile of the benchmarking group); and for Ms. Vesy, $1,015,000 (approximately the 69th percentile of the benchmarking group)) based on these considerations plus the Committee’s evaluation of the officer’s level of experience and responsibilities within the Company. The Committee then allocated the target level of compensation for each officer among salary, annual cash incentive, service-based equity and performance-based equity elements in a manner generally consistent with the compensation structure utilized for Mr. Lukes in his 2020 employment agreement. For Messrs. Fennerty and Cattonar, the Committee also took into consideration their location in New York City. In terms of key changes, the Committee made the following decisions:

•

For Mr. Fennerty: his base salary was increased to $450,000 (the 20th percentile of the benchmarking group); and his target level of annual cash incentive pay was set at $450,000 (the 60th percentile of the benchmarking group), with earning opportunities increased from a threshold of 37.5%, target of 75% and maximum of 112.5% to a threshold of 50%, target of 100% and maximum of 150% of his year-end base salary;

•

For Mr. Cattonar: his base salary was increased to $350,000 (approximately the 29th percentile of the benchmarking group); and his target level of annual cash incentive pay was set at $350,000 (approximately the 35th percentile of the benchmarking group), with earning opportunities at a threshold of 50%, target of 100% and maximum of 150% of his year-end base salary; and

•

For Ms. Vesy: her base salary was increased to $425,000 (approximately the 94th percentile of the benchmarking group); and her target level of annual cash incentive pay was set at $340,000 (approximately the 90th percentile of the benchmarking group), with earning opportunities increased from a threshold of 20%, target of 40% and maximum of 80% to a threshold of 40%, target of 80% and maximum of 120% of her year-end base salary.

The Committee also awarded service-based RSUs to each of the officers upon execution of their new employment agreement (valued at approximately $375,000 for Mr. Fennerty, $300,000 for Mr. Cattonar and $300,000 for Ms. Vesy), vesting over three years, and provided an expectation of annual service-based and performance-based RSU grants ($250,000 and $500,000 for Mr. Fennerty, $125,000 and $250,000 for Mr. Cattonar, and $50,000 and $100,000 for Ms. Vesy, respectively), as further described below. The severance arrangements and vesting provisions for equity awards were also updated in the new employment agreements to more closely match the provisions in place for Mr. Lukes, as described further below. More information concerning the terms of our employment agreements with our named executive officers and these features is provided under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement

.

28	SITE Centers Corp. ï 2022 Proxy Statement

Pay Governance

Over the past several years we have entered into employment agreements with our executives in order to implement several best practices in executive compensation. The following are key features of our executive compensation program.

What We Do

We tie pay to performance by making a significant portion of compensation “at risk”.

Annual incentive pay is based on multiple performance metrics which are typically established at the beginning of each year and individual performance.

A significant portion of the value of long-term performance incentives depends on relative shareholder return.

We have stock ownership guidelines for our Directors and our named executive officers.

We engage an independent compensation consultant to advise the Committee, which is comprised solely of independent Directors.

What We Don’t Do

We do not guarantee minimum incentive bonus awards.

We do not encourage excessive risk taking as we use different performance metrics for our annual and long-term incentive compensation programs.

We do not pay dividend equivalents on unearned equity awards subject to performance-based vesting.

We do not allow Directors or officers to hedge or pledge company securities.

We do not allow for repricing of stock options without shareholder approval.

We do not include excise tax gross-up provisions in our executive compensation arrangements.

We do not offer excessive perquisites or special health and welfare plans to executives.

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. Pursuant to the Committee’s charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation, and supplemental retirement programs. Consistent with this authority, the Committee generally establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives and subjectively evaluates individual performance, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our named executive officers.

Our CEO provides significant input in setting the compensation for our other named executive officers by providing the Committee with an evaluation of their performance and making recommendations for any adjustments to their base and target annual incentive compensation. The Committee can accept, reject or modify the CEO’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Role of the Compensation Consultant in Executive Compensation

For 2021, the Committee continued its retention of Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, its experience with the Company, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Committee has assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley.

SITE Centers Corp. ï 2022 Proxy Statement	29

Among other matters, in 2021 Gressle & McGinley assisted the Committee with its:

•	Analysis of peer company compensation in order to design and negotiate employment agreements with Messrs. Fennerty and Cattonar and Ms. Vesy;

•	Design of our 2021 annual executive incentive compensation program and the year-end performance review of our named executive officers;

•

Design of the structure and performance metrics applicable to the annual PRSUs awarded to Messrs. Lukes and Fennerty in accordance with the terms of their employment agreements and the settlement of maturing PRSU awards;

•	Annual evaluation of the Company’s Director compensation program; and

•

Analysis of whether any aspects of the Company’s compensation policies and practices create or encourage the taking of risks that could reasonably be expected to cause a material adverse impact on the Company.

Consideration of 2021 Say-on-Pay Voting Results

At our 2021 Annual Meeting, we received approximately 95% approval, based on the total votes cast, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. The Committee considered this result in connection with its review of compensation policies and decisions in 2021. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer compensation program, and the Committee chose not to make any substantial changes to the existing program for 2021 specifically in response to the 2021 Say-on-Pay voting results. The Committee will, however, continue to work with Gressle & McGinley to monitor changes in executive compensation to keep our executive compensation program aligned with best practices in our competitive market.

2021 Compensation Program

Base Salary Levels

We pay salaries to our named executive officers to provide them with a base level of income for services rendered. These base salaries are originally established at the time of the named executive officer’s first employment with us based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. Base salaries may be increased by the Committee from time to time, including at the time we enter into or extend employment agreements with our named executive officers, based on market conditions and prior performance. Of note:

•

Mr. Lukes’ current base salary rate of $900,000 was established by the Committee in September 2020 in connection with the execution of his current employment agreement. His base salary was not further adjusted for 2021.

•	Mr. Fennerty’s base salary rate was increased in February 2021 from $400,000 to $450,000 in connection with the negotiation and execution of his new employment agreement.

•	Ms. Vesy’s base salary rate was increased in September 2021 from $380,000 to $425,000 in connection with the negotiation and execution of her new employment agreement.

•

Mr. Cattonar’s base salary rate of $350,000 was established by the Committee in May 2021 in connection with the negotiation and execution of his new employment agreement and his appointment as our EVP and CIO.

30	SITE Centers Corp. ï 2022 Proxy Statement

Annual Incentive Compensation Design

The employment agreements with our named executive officers specify threshold, target and maximum annual incentive amounts as a percentage of year-end base salary. Our named executive officers are not guaranteed an annual incentive payment and each named executive officer’s annual incentive payment can be as low as zero or as high as the maximum amount set forth in his or her agreement based on the degree of achievement of corporate and individual performance measures typically established by the Committee in the beginning of each year. Expressed in dollar values, the minimum, threshold, target and maximum annual incentive award payable to each of our named executive officers for 2021 pursuant to the terms of his or her employment agreement, and the maximum amount expressed as a percentage of the executive’s base salary, were as follows:

NAMED EXECUTIVE OFFICER	DOLLAR VALUE OF				MAXIMUM PAYOUT AS A PERCENTAGE OF BASE SALARY
	MINIMUM PAYOUT	THRESHOLD PAYOUT	TARGET PAYOUT	MAXIMUM PAYOUT
David R. Lukes	$0	$675,000	$1,350,000	$2,250,000	250%
Conor M. Fennerty	$0	$225,000	$450,000	$675,000	150%
Christa A. Vesy	$0	$170,000	$340,000	$510,000	120%
John M. Cattonar	$0	$175,000	$350,000	$525,000	150%

Our Committee typically establishes both quantitative and qualitative performance metrics governing our annual incentive compensation program in the first quarter of each year. In February 2021, our Committee determined that it was unable at that time to adopt quantitative performance metrics for 2021 due to the uncertainty that continued to exist with respect to the impact of the COVID-19 pandemic on Company operations. Following improvement in the operating environment during the first quarter of 2021 and management’s release of updated earnings guidance in April 2021, the Committee established our 2021 annual incentive compensation program in early May 2021.

The 2021 annual incentive compensation program for our named executive officers used a combination of company-wide quantitative performance metrics as well as tailored qualitative objectives. In each case, the Committee believed that the performance measures were appropriate because their achievement was expected to contribute to our long-term success and the creation of value for our shareholders. The quantitative objectives, namely Operating FFO and Adjusted EBITDA, comprised 60% of the program’s overall assessment of each named executive officer’s performance for 2021. Importantly, in early May 2021, the Committee set the “target” level of performance for the program’s Operating FFO performance metric within the Operating FFO guidance range issued by management in April 2021. The remaining 40% of the annual incentive compensation program involved a qualitative assessment of each named executive officer’s performance, with substantial consideration given to the achievement of pre-identified goals for which each executive was individually responsible.

The following charts identify the performance measures applicable to our named executive officers, the range of performance in 2021 for which points were awarded in our scoring system and the weighting of each of the performance measures to the overall score. Within the performance ranges applicable to each quantitative metric, the program awarded from one to five points based on the Company’s level of actual performance relative to break-points within the stated performance range on a formulaic, nondiscretionary basis. No points were earned on account of any quantitative measure to the extent actual performance was below the bottom end of the identified performance range. In the case of each individualized performance measure, the applicable executive received from zero to five points based on the Committee’s subjective assessment of performance. After points were awarded for each performance measure, each named executive officer was given an overall score based on the weighting of each measure as indicated below. An overall score of one point corresponded to a “threshold” incentive payout, a score of three points corresponded to a “target” incentive payout and a

SITE Centers Corp. ï 2022 Proxy Statement	31

score of five points corresponded to a “maximum” incentive payout, in each case as indicated in the applicable executive’s employment agreement (with straight line interpolation applicable to scores between those break-points).

MR. LUKES’ PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Adjusted EBITDA (in millions)(1)	$306.6 to $315.0	30%
Operating FFO per share(2)	$0.96 to $1.00	30%
Leasing Progress	0 to 5	5%
ESG Initiatives	0 to 5	5%
Committee’s evaluation	0 to 5	30%

MR. FENNERTY’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Company goals(3)	0 to 5	60%
Balance sheet management	0 to 5	10%
Committee’s evaluation	0 to 5	30%

MS. VESY’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Company goals(3)	0 to 5	60%
Financial statement accuracy	0 to 5	10%
Committee’s evaluation	0 to 5	30%

MR. CATTONAR’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Company goals(3)	0 to 5	60%
Acquisitions	0 to 5	30%
Committee’s evaluation	0 to 5	10%

(1)	Adjusted EBITDA is calculated as net income attributable to the Company before interest, income taxes, depreciation and amortization for the trailing twelve months and further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing performance. For the limited purpose of determining 2021 executive incentive compensation, reported Adjusted EBITDA was designed to be adjusted to eliminate the impact of unbudgeted significant transactions and unbudgeted bankruptcies occurring during the year, though no such adjustments were ultimately made by the Committee. Adjusted EBITDA should not be considered as an alternative to earnings as an indicator of the Company’s financial performance, or an alternative to cash flow from operating activities as a measure of liquidity. The Company’s calculation of Adjusted EBITDA may differ from the methodology utilized by other companies. Investors are cautioned that items excluded from Adjusted EBITDA are significant components in understanding and assessing the Company’s financial condition. Within the performance range, the target level of Adjusted EBITDA was $310.8 million.

(2)	FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry and is a widely accepted measure of REIT performance. FFO is generally defined and calculated by the Company as net income (loss) (computed in accordance with GAAP), adjusted to exclude: (a) preferred share dividends, (b) gains and losses from disposition of real estate property and related investments, which are presented net of taxes, (c) impairment charges on real estate property and related investments, and (d) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income (loss) from joint ventures and equity income (loss) from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company’s calculation of FFO is consistent with the definition of FFO provided by NAREIT. The Company calculates Operating FFO by excluding certain non-operating charges, income and gains in order to allow investors to analyze the results of its operations and assess performance of the core operating real estate portfolio. For the limited purpose of determining 2021 executive incentive compensation, reported Operating FFO per share was designed to be adjusted to eliminate the impact of unbudgeted significant transactions and unbudgeted bankruptcies occurring during the year, though no such adjustments were ultimately made by the Committee. The Company believes that Operating FFO provides additional indicators of the financial performance of a REIT. The Company also believes that Operating FFO more appropriately measures the core operations of the Company and provides benchmarks to its peer group. Operating FFO is useful to investors as the Company removes non-comparable charges, income and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. Other real estate companies may calculate Operating FFO in a different manner. Within the performance range, the target level of Operating FFO per share was $0.98.

(3)	For each of Messrs. Fennerty and Cattonar and Ms. Vesy, “Company goals” were defined to consist of the same Adjusted EBITDA and Operating FFO per share goals established for Mr. Lukes.

32	SITE Centers Corp. ï 2022 Proxy Statement

Annual Incentive Compensation Decisions

With respect to the quantitative metrics of the 2021 incentive compensation program, which comprised 60% of each named executive officer’s overall assessment of 2021 performance, the Company achieved 2021 Operating FFO of $1.17 per share (as compared to the performance range of $0.96 to $1.00 per share) and Adjusted EBITDA of $361.9 million (as compared to the performance range of $306.6 million to $315.0 million). These results reflected the Company’s strong operating performance in 2021 relative to expectations and resulted in the executives achieving the maximum number of points available (in other words, 5 points) with respect to each of the quantitative elements of the Company’s 2021 incentive compensation program.

With respect to the qualitative components of the 2021 annual incentive compensation program, the Committee considered the following individual achievements in awarding each executive a maximum score (in other words, 5 points) with respect to their individual objectives:

•

For Mr. Lukes: reorganization of the Company’s leasing team resulting in improved speed of decision-making and lease execution in order to capitalize on increasing tenant demand; significant volume of new anchor leases and renewals resulting in increased leased rate and signed-not-opened pipeline which is expected to drive future property revenue growth; leadership in resolving disputes with national tenants regarding unpaid rents from pandemic shutdowns, including providing rent deferral arrangements in exchange for concessions regarding leasing and redevelopment; leadership in key investments and transactional activity; publication of the Company’s seventh Corporate Responsibility and Sustainability Report, implementation of organization-wide inclusivity and anti-bias training and continuing focus on employee engagement; and increasing the organization’s visibility through interviews and other media opportunities.

•

For Mr. Fennerty: collaborated with Mr. Lukes in reorganizing the Company’s leasing department and development of an asset management tool to optimize property and leasing decisions; leadership in the March 2021 equity offering and forward equity sales under the Company’s at-the-market program in order to redeem the 6.25% Series K Cumulative Redeemable Preferred shares and finance acquisitions activity; balance sheet and leverage management; expanded the investor relations program though increased participation in conferences and non-deal roadshows; and continued management of rating agency relationships.

•

For Ms. Vesy: managed financial reporting obligations for both the Company and RVI; oversight of tenant account balances, collections and reporting; support of transactions and capital markets activities; managed investor relations, shareholder distributions and wind-down planning for RVI in her role as its chief financial officer; leadership in planning for the renovation of the Company’s office headquarters in Beachwood, Ohio; and adapting headquarter office protocols to changing COVID-19 conditions.

•

For Mr. Cattonar: assumption of leadership role as CIO; acquisition of 10 shopping centers (including through the acquisition of joint venture partners’ interests) and certain outparcels for approximately $223 million in the aggregate; disposition of six unconsolidated shopping centers and various outparcels for approximately $167 million in the aggregate (approximately $97 million at the Company’s share); and sale of 21 RVI properties totaling approximately $934 million in value which led to the recapture of the Company’s $190 million preferred investment in RVI in October 2021.

Based on these quantitative results and qualitative assessments, the Committee determined that each named executive officer had achieved the maximum overall level of performance under the 2021 incentive compensation program (in other words, 5 points) thereby entitling Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy to 2021 incentive payments of $2,250,000, $675,000, $525,000 and $510,000, respectively, which represented the maximum incentive award opportunity under their respective employment agreements. In lieu of cash, Mr. Lukes’ employment agreement entitles him to elect to receive all or a portion his annual incentive compensation in the form of RSUs subject to a ratable three-year vesting schedule and a 20% increase. In October 2021, Mr. Lukes provided the Company with notice of his election to receive his 2021 annual incentive compensation payout entirely in the form of cash. In accordance with their employment agreements, annual incentive payments were provided to Messrs. Fennerty and Cattonar and Ms. Vesy in cash.

Retention-Based and Performance-Based Equity Grants and Results

Service-Based RSUs Awarded in Connection with the Execution of New Employment Agreements. Each of Messrs. Fennerty and Cattonar and Ms. Vesy received awards of service-based RSUs in 2021 in connection with the execution of their new employment agreements. On February 22, 2021, Mr. Fennerty received 30,684 service-based RSUs having a value determined in accordance with his new employment agreement of approximately $375,000 and generally vesting in substantially equal installments on each of the second and third anniversaries of the grant date. On May 11, 2021,

SITE Centers Corp. ï 2022 Proxy Statement	33

Mr. Cattonar received 20,352 service-based RSUs having a value determined in accordance with his new employment agreement of approximately $300,000 and generally vesting in substantially equal installments on each of the first three anniversaries of the grant date. On September 11, 2021, Ms. Vesy received 18,807 service-based RSUs having a value determined in accordance with her new employment agreement of approximately $300,000 and generally vesting in substantially equal installments on each of the first three anniversaries of the grant date. Dividend equivalents credited with respect to these RSUs will accrue and be paid in additional common shares upon the vesting of the RSUs.

Annual Service-Based RSU Awards. Pursuant to the terms of their employment agreements, on February 22, 2021, Mr. Lukes was granted 81,822 RSUs having a value determined in accordance with his employment agreement of approximately $1 million and Mr. Fennerty was granted 20,457 RSUs having a value determined in accordance with his employment agreement of approximately $250,000. These grants will generally vest in substantially equal installments on each of the first three anniversaries of the grant date and dividend equivalents credited with respect to these RSUs will be paid in cash on a current basis.

Pursuant to her prior employment agreement, Ms. Vesy received a payout of 10,176 service-based RSUs in February 2021 having a grant date fair value of approximately $133,000 as part of her 2020 annual incentive award earned on account of 2020 performance. Similarly, Mr. Cattonar received a payout of 3,444 service-based RSUs in February 2021 having a grant date fair value of approximately $45,013 as part of his 2020 annual incentive award earned on account of 2020 performance. These RSUs generally vest in substantially equal installments on each of the first three anniversaries of the grant date and dividend equivalents credited with respect to these RSUs will be paid in cash on a current basis.

2021 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 1, 2021, Messrs. Lukes and Fennerty were granted 154,512 and 38,628 PRSUs subject generally to a performance period beginning on March 1, 2021 and ending on February 29, 2024 and having “target” values of approximately $2,000,000 and $500,000, respectively (excluding accrued dividends). These PRSUs become payable to the executives at the end of the performance period, if at all, based on the percentile rank of the TSR of the Company measured over the performance period as compared to the total shareholder return of a particular set of peer companies during such period as shown below (with straight-line interpolation between levels):

PERFORMANCE LEVEL	RELATIVE TSR	PERCENTAGE EARNED
Below Threshold	Below 33rd percentile	0%
Threshold	33rd percentile	50%
Target	55th percentile	100%
Maximum	70th percentile or above	200%

For these purposes, the peer companies consist of Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Regency Centers Corporation, Retail Opportunity Investments Corp., Retail Properties of America, Inc., RPT Realty, Urban Edge Properties and Weingarten Realty Investors. These 11 entities were chosen because they were considered to be most similar to the Company in terms of the economic forces that impact their financial performance and the trading characteristics of their common stock. For purposes of determining TSR, dividends paid on the Company’s common shares during the performance period are deemed reinvested in additional common shares of the Company. In accordance with the terms of the PRSU awards, Weingarten Realty Investors and Retail Properties of America, Inc. were eliminated from the list of peer companies when they were acquired in August 2021 and October 2021, respectively.

Settlement of 2018 and 2019 CEO Performance-Based RSU Awards. On March 1, 2018, in accordance with the terms of his prior employment agreement, the Company granted Mr. Lukes PRSUs having a performance period ending on February 28, 2021 and a target value of approximately $3 million (excluding accrued dividends). Based on the Company’s relative TSR during the three-year period ended February 28, 2021, this award paid out at the maximum level in March 2021, and Mr. Lukes received 558,164 common shares (which included accrued dividends) having a market value of $7,568,704 based on the closing price of the Company’s common shares on February 28, 2021.

On March 1, 2019, in accordance with the terms of his prior employment agreement, the Company granted Mr. Lukes PRSUs having a performance period ending on February 28, 2022 and a target value of approximately $3 million (excluding accrued dividends). Based the Company’s relative TSR during the three-year period ended February 28, 2022, this award paid out at the maximum level in March 2022, and Mr. Lukes received 494,334 common shares (which included accrued dividends) having a market value of $7,686,894 based on the closing price of the Company’s common shares on February 28, 2022.

34	SITE Centers Corp. ï 2022 Proxy Statement

The results of these performance-based awards are evidence of the alignment of our compensation program with actual performance. Due to the lagging relative performance of our share price during calendar year 2017, no shares were earned by Mr. Lukes with respect to the one-, two- and three-year performance-based equity awards granted to him in March 2017 and therefore Mr. Lukes earned less compensation through December 31, 2020 than originally intended under our performance-based equity programs. However, as a result of the outperformance of our share price since the time the Company announced the spin-off of RVI in December 2017, the value realized by Mr. Lukes in March 2021 and March 2022 with respect to PRSUs granted to him in March 2018 and March 2019 exceeded the target values originally established by the Committee.

Settlement of 2020 CFO Performance-Based RSU Awards. On March 1, 2020, in accordance with the terms of his original employment agreement, the Company granted Mr. Fennerty 5,954 PRSUs having a performance period ending on February 28, 2021 and a target value of approximately $75,000 (excluding accrued dividends), 11,909 PRSUs having a performance period ending on February 28, 2022 and a target value of approximately $150,000 (excluding accrued dividends) and 17,863 PRSUs having a performance period ending on February 28, 2023 and a target value of approximately $225,000 (excluding accrued dividends). Based on the relative TSR of the Company during the 12-month period ended February 28, 2021, Mr. Fennerty received 12,131 common shares (which included accrued dividends) having a market value of $164,496 based on the closing price of the Company’s common shares on February 28, 2021. Based on the relative TSR of the Company during the 24-month period ending February 28, 2022, Mr. Fennerty received 24,921 common shares (which included accrued dividends) having a market value of $387,519 based on the closing price of the Company’s common shares on February 28, 2022.

More information concerning the terms of the employment agreements, including the equity compensation granted to the executives thereunder, is provided in the sections of this Proxy Statement below entitled “Executive Compensation Tables and Related Disclosure—Employment Agreements”.

Other Benefits and Information

Perquisites and Fringe Benefits. The named executive officers received certain additional benefits during 2021. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

For 2021, each of Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy were eligible for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits generally on terms available to our other employees.

Pursuant to his employment agreement, Mr. Lukes is entitled to automobile service for business and personal use. The benefit includes all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses.

Pursuant to their employment agreements, Messrs. Lukes and Fennerty are entitled to reimbursement (up to an aggregate maximum in any calendar year of $25,000 for Mr. Lukes and $10,000 for Mr. Fennerty) for premiums for life, disability and/or similar insurance policies.

Retirement Benefits. We have established a tax qualified 401(k) plan for our employees pursuant to which we made semi-monthly matching contributions during 2021 equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed 3% of the sum of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, certain of our officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any participant who defers compensation into the Elective Deferred Compensation Plan equal to the difference between (1) up to 3% of the sum of the participant’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant (which are similar to the investment options available under our 401(k) plan). Settlement is generally made in cash at a date determined by the

SITE Centers Corp. ï 2022 Proxy Statement	35

participant at the time a deferral election is made. None of our named executive officers elected to defer any portion of their 2021 cash compensation pursuant to the Elective Deferred Compensation Plan. For more information, please refer to the 2021 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan. Pursuant to the Equity Deferred Compensation Plan, certain of our officers, including the named executive officers, have the right to defer the receipt of RSUs earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. None of our named executive officers elected to defer 2021 service-based RSUs pursuant to the Equity Deferred Compensation Plan.

Stock Ownership Guidelines

Under our stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year. For the CEO, the multiple is five times his annual base salary; for the CFO, the multiple is three times his annual base salary; and for all other executive officers, the multiple is one times his/her annual base salary. Our Board established these particular levels of stock ownership for our named executive officers because we want to have the interests of our named executive officers aligned with the investment interests of our shareholders.

Such minimum share ownership requirement must be satisfied (1) initially, by no later than the fifth anniversary of the first March 31st following the date such officer receives his or her first grant as a named executive officer, and then (2) on each anniversary of March 31st thereafter. To that end, and unless otherwise approved by the Nominating and ESG Committee, each named executive officer is required to retain 50% of the common shares or common share equivalents of the Company acquired through grants from the Company as part of compensation until such time as the minimum share ownership requirement is satisfied. RSUs and shares deferred into our Equity Deferred Compensation Plan constitute common share equivalents and count toward satisfying the stock ownership guidelines. As of February 28, 2022, all of our named executive officers were in compliance with the stock ownership guidelines.

Hedging and Pledging Policy

Our Board has adopted a policy prohibiting our Directors and employees who are officers at or above the level of Vice President (or an equivalent position) from (1) pledging Company stock as collateral for a loan or (2) using Company stock in hedging transactions, such as “cashless” collars, forward sales, equity swaps and similar arrangements because the Board determined that such a policy is in the best interests of the Company and our shareholders. Currently, all Directors, executive officers and, to our knowledge, other covered employees are in compliance with the applicable requirements of the Company’s policy.

Compensation-Related Risk Analysis

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focuses on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting this review, including most recently in early 2022, the Committee has determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee considered that a significant portion of total executive compensation in recent years has been comprised of service-based RSUs that vest over several years and long-term PRSUs whose vesting is based on relative shareholder return over a multi-year period. The Committee believes that these equity award structures and the corresponding vesting conditions encourage actions and behaviors that increase long-term shareholder value rather than short-term risk taking. In addition, annual incentive compensation awarded to our executive officers is subject to a cap and is based on a combination of quantitative and qualitative performance metrics, thereby reducing the likelihood that our executives are overly focused on any single metric that might encourage risky behavior.

36	SITE Centers Corp. ï 2022 Proxy Statement

6. Executive Compensation Tables and Related Disclosure

2021 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
David R. Lukes	2021	900,000	—	3,717,683	2,250,000	42,536	6,910,219
Chief Executive Officer	2020	865,128	972,000	6,013,999	648,000	56,437	8,555,564
and President	2019	850,000	—	4,287,548	1,445,000	58,177	6,640,725
Conor M. Fennerty	2021	443,559	—	1,330,480	675,000	13,148	2,462,187
Executive Vice President, Chief	2020	400,000	150,000	443,805	150,000	11,120	1,154,925
Financial Officer and Treasurer	2019	298,623	350,000	308,081	—	8,400	965,104
Christa A. Vesy	2021	393,645	—	287,371	510,000	11,344	1,202,360
Executive Vice President and	2020	380,000	76,000	133,000	76,000	11,394	676,394
Chief Accounting Officer	2019	380,000	—	133,000	243,200	11,244	767,444
John M. Cattonar	2021	337,500	—	338,285	525,000	10,999	1,211,784
Executive Vice President and	2020	—	—	—	—	—	—
Chief Investment Officer	2019	—	—	—	—	—	—

(1)	The amounts reported in columns (c) and (f) for 2021 include amounts deferred into our 401(k) plan (a qualified plan) by Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy for the year ended December 31, 2021 as follows: Mr. Lukes, $26,000; Mr. Fennerty, $18,674, Mr. Cattonar, $19,500 and Ms. Vesy, $26,000.

(2)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of all stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2021 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The amounts reported in this column for 2021 include:

•

for each of Messrs. Lukes and Fennerty, $2,648,269 and $662,067, respectively, relating to the grant date fair value of PRSUs granted in March 2021 in accordance with their employment agreements. The grant date fair value associated with the PRSU awards was computed in accordance with FASB ASC Topic 718 and is based on the probable outcome of the performance conditions, although the ultimate value of the awards could be as low as zero. Assuming achievement of maximum performance, the value as of the grant date of these PRSU awards made to Messrs. Lukes and Fennerty would be $5,296,538 and $1,324,134, respectively. See “Compensation Discussion and Analysis—2021 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” for more information;

•	for Mr. Lukes, $1,069,414 relating to the grant date fair value of annual service-based RSUs granted in accordance with his employment agreement;

•

for Mr. Fennerty, $401,040 relating to the grant date fair value of service-based RSUs granted upon execution of his February 2021 amended and restated employment agreement and $267,373 relating to the grant date fair value of annual service-based RSUs granted in accordance with his employment agreement;

•	for Ms. Vesy, $287,371 relating to the grant date fair value of service-based RSUs granted upon execution of her September 2021 employment agreement; and

•

for Mr. Cattonar, $293,272 relating to the grant date fair value of service-based RSUs granted upon execution of his May 2021 employment agreement and $45,013 relating to the grant date fair value of service-based RSUs granted as partial payment of his 2021 annual incentive compensation.

(3)	The amounts reported in column (f) for 2021 reflect cash amounts earned by Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy as annual cash performance-based incentive compensation for 2021. For more information about the award reported in this column for 2021, see “Compensation Discussion and Analysis—2021 Compensation Program—Annual Incentive Compensation Decisions” above.

(4)	The amounts shown in column (g) for the named executive officers for 2021 include:

•	for Mr. Lukes, automobile service, reimbursement of personal disability/life policies of $25,000, matching contributions to the 401(k) plan and matching contribution to the medical HSA Plan;

•	for Mr. Fennerty, reimbursement of personal disability insurance premiums and matching contributions to the 401(k) plan;

•	for Ms. Vesy, matching contributions to the 401(k) plan and disability insurance premiums; and

•	for Mr. Cattonar, matching contributions to the 401(k) plan and disability insurance premiums.

None of the amounts reported for the named executive officers for 2021 in column (g), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

SITE Centers Corp. ï 2022 Proxy Statement	37

2021 Grants of Plan-Based Awards Table

NAME	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(4)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
David R. Lukes	2/22/21	1/21/21	—	—	—	—	—	—	81,822	1,069,414
	3/1/21	2/1/21	—	—	—	77,256	154,512	309,024	—	2,648,269
	5/6/21	5/6/21	33,750	1,350,000	2,250,000	—	—	—	—	—
Conor M. Fennerty	2/22/21	2/11/21	—	—	—	—	—	—	30,684	401,040
	2/22/21	2/11/21	—	—	—	—	—	—	20,457	267,373
	3/1/21	2/11/21	—	—	—	19,314	38,628	77,256	—	662,067
	5/6/21	5/6/21	22,500	450,000	675,000	—	—	—	—	—
Christa A. Vesy	5/6/21	5/6/21	17,000	340,000	510,000	—	—	—	—	—
	9/11/21	9/7/21	—	—	—	—	—	—	18,807	287,371
John M. Cattonar	2/22/21	1/21/21	—	—	—	—	—	—	3,444	45,013
	5/11/21	5/6/21	—	—	—	—	—	—	20,352	293,272
	5/11/21	5/6/21	17,500	350,000	525,000	—	—	—	—	—

(1)	Amounts in these columns reflect the annual cash performance-based incentive compensation opportunity established for the named executive officers in May 2021 pursuant to their employment agreements with the Company, although the ultimate value of the of the executive’s annual cash performance-based incentive payout could be zero. For Ms. Vesy, the amounts in these columns give effect to the execution and implementation of her new employment agreement on September 11, 2021. For purposes of this table, “Threshold” represents the lowest possible amount that could be earned by the executive if he or she received anything – in other words, a payout corresponding to a score of one point on the lowest weighted 2021 annual incentive performance metric and a score of zero points on all other performance metrics. The amount actually earned by the named executive officers, as determined by the Committee in January 2022, is included in the “Non-Equity Incentive Plan Compensation” column (column (f)) of the 2021 Summary Compensation Table above. See “Compensation Discussion and Analysis—2021 Compensation Program—Annual Incentive Compensation Decisions” above for additional information about the annual cash performance-based incentive compensation awards.

(2)	Amounts in this column for Messrs. Lukes and Fennerty represent PRSU awards granted in March 2021 pursuant to their respective employment agreements with the Company pursuant to which a certain number of common shares may be issued at the end of the three-year performance period based on the relative return of our common shares during the performance period. The number of shares represents the threshold, target and maximum number of shares eligible to be issued at the conclusion of the performance period (excluding accrued dividends), although the ultimate value of the performance-based RSU awards could be zero. For more information about these awards, see “Compensation Discussion and Analysis—2021 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” above.

(3)	The amounts disclosed in this column reflect annual grants of service-based RSUs (in the cases of Messrs. Lukes, Fennerty and Cattonar) and grants of service-based RSUs in connection with the execution of the executive’s new employment agreement (in the cases of Messrs. Fennerty and Cattonar and Ms. Vesy). The amount shown in this column with respect to Mr. Lukes represents Annual RSUs granted pursuant to the terms of his employment agreement which generally vest in substantially equal installments on each of the first three anniversaries of the grant date. The amount shown in the first completed row of this column with respect to Mr. Fennerty represents service-based RSUs granted in connection with the execution of his February 2021 employment agreement which generally vest in substantially equal installments on the second and third anniversaries of the grant date. The amount shown in the second completed row of this column with respect to Mr. Fennerty represents Annual RSUs granted pursuant to the terms of his February 2021 employment agreement which generally vest in substantially equal installments on each of the first three anniversaries of the grant date. The amount shown in this column with respect to Ms. Vesy represents service-based RSUs granted in connection with the execution of her new employment agreement in September 2021 which generally vest in substantially equal installments on the first three anniversaries of the grant date. The amount shown in the first completed row of this column with respect to Mr. Cattonar represents services-based RSUs granted to the executive in February 2021 on account of performance in 2020 which generally vest in substantially equal installments on the first three anniversaries of the grant date. The amount shown in the second completed row of this column with respect to Mr. Cattonar represents service-based RSUs granted in connection with the execution of his May 2021 employment agreement which generally vest in substantially equal installments on the first three anniversaries of the grant date. For more information about these awards, see “Compensation Discussion and Analysis—2021 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results”.

(4)	Amounts in this column relating to equity awards are computed in accordance with FASB ASC Topic 718. Amounts shown in the second completed row of this column with respect to Mr. Lukes and the third completed row of this column with respect to Mr. Fennerty represent the fair values of the PRSU awards granted to them in March 2021 pursuant to the terms of their employment agreements, which values are presented based on the probable outcome of the awards.

Amounts shown in the first completed row of this column for Mr. Lukes, the first and second completed rows of this column for Messrs. Fennerty and Cattonar and the first completed row of this column for Ms. Vesy are calculated using the closing price of our common shares on the grant date of the applicable service-based RSU awards.

Grants made in 2021 are described more fully in the “Compensation Discussion and Analysis” and “Employment Agreements” sections of this Proxy Statement. More information concerning the terms of the named executive officers’ employment agreements is provided under the section entitled “Employment Agreements” of this Proxy Statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for Mr. Lukes is provided under the section of this Proxy Statement entitled “Compensation Discussion and Analysis—Compensation Program Design”.

38	SITE Centers Corp. ï 2022 Proxy Statement

Outstanding Equity Awards at 2021 Fiscal Year-End Table(1)

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(4)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(3)(4)
David R. Lukes	various	—	—	—	—	576,965	9,133,356	—	—
	3/02/2019	—	—	—	—	—	—	493,555	7,812,983
	3/02/2020	—	—	—	—	—	—	498,008	7,883,460
	3/02/2021	—	—	—	—	—	—	159,100	2,518,546
Conor M. Fennerty	various	—	—	—	—	62,497	989,328	—	—
	3/02/2020	—	—	—	—	—	—	24,901	394,188
	3/02/2020	—	—	—	—	—	—	37,351	591,265
	3/02/2021	—	—	—	—	—	—	39,775	629,636
Christa A. Vesy	2/22/2012	2,775	—	22.39	2/22/2022	—	—	—	—
	2/22/2013	3,777	—	27.33	2/22/2023	—	—	—	—
	2/22/2014	12,773	—	26.83	2/22/2024	—	—	—	—
	2/22/2015	9,830	—	31.11	2/22/2025	—	—	—	—
	2/23/2016	9,075	—	26.60	2/23/2026	—	—	—	—
	various	—	—	—	—	49,285	780,182	—	—
John M. Cattonar	various	—	—	—	—	29,482	466,700	—	—

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2021 Fiscal Year-End Table is provided as of December 31, 2021.

(2)	The amounts in this column with respect to the following named executive officers reflect RSUs that generally vest or vested as follows:

MR. LUKES (#)	MR. FENNERTY (#)	MS. VESY (#)	MR. CATTONAR (#)	VESTING DATES
23,492	970	7,567	953	February 22, 2022
—	—	12,600	4,424	February 22, 2022 and 2023
214,371	51,856	10,176	3,444	February 22, 2022, 2023 and 2024
—	—	—	20,661	May 11, 2023 and 2024
143,022	—	18,942	—	September 11, 2022, 2023 and 2024
196,080	—	—	—	September 11, 2024
—	9,671	—	—	November 6, 2022
576,965	62,497	49,285	29,482	Total

(3)	These amounts were calculated based upon the closing price of our common shares on December 31, 2021 of $15.83.

(4)	For Mr. Lukes represents the “maximum” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2019 and ending on February 28, 2022 (the second row), the “maximum” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2020 and ending on February 28, 2023 (the third row) and the “target” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2021 and ending on February 29, 2024 (the fourth row). For Mr. Fennerty, represents the “maximum” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2020 and ending on February 28, 2022 (the first row), the “maximum” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2020 and ending on February 28, 2023 (the second row) and the “target” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2021 and ending on February 29, 2024 (the third row). Consistent with the terms of these PRSUs, the payout values include dividend equivalents accrued under the PRSU awards from the date of grant through December 31, 2021. These awards are described more fully in “Compensation Discussion and Analysis—2021 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” above.

SITE Centers Corp. ï 2022 Proxy Statement	39

2021 Option Exercises and Stock Vested Table

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
David R. Lukes	—	—	660,750	9,025,560
Conor M. Fennerty	—	—	47,419	719,308
Christa A. Vesy	—	—	19,415	249,871
John M. Cattonar	—	—	27,132	407,291

(1)	Shares acquired on vesting are valued at the closing price of our common shares on the date prior to vesting. The amounts in this column for Messrs. Lukes and Fennerty include shares earned under PRSUs having performance periods ending on February 28, 2021. For more information on these PRSU awards, see “Compensation Discussion and Analysis—2021 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” above.

2021 Nonqualified Deferred Compensation Table(1)

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)(3)
Elective Deferred Compensation Plan:
David R. Lukes	—	—	10,313	—	97,918
Conor M. Fennerty	—	—	—	—	—
Christa A. Vesy	—	—	6,249	—	51,652
John M. Cattonar	—	—	—	—	—

(1)	Our nonqualified deferred compensation plans are described more fully in “Compensation Discussion and Analysis — 2021 Compensation Program — Other Benefits and Information” above.

(2)	This amount is not reported in the 2021 Summary Compensation Table.

(3)	Of the amount reported in this column, $39,725 for Mr. Lukes and $19,998 for Ms. Vesy was previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

40	SITE Centers Corp. ï 2022 Proxy Statement

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans and policies that will require us to provide certain compensation and other benefits to our named executive officers in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 31, 2021, the following tables describe the potential payments upon such termination or change in control owing to each named executive officer then serving at the end of the year under his/her employment agreement and other arrangements in effect on December 31, 2021. The terms and conditions of the named executive officers’ employment agreements, and any applicable Company policies and compensation arrangements, will govern any potential payments for actual terminations or a change in control occurring after December 31, 2021.

EVENT	DAVID R. LUKES ($)	CONOR M. FENNERTY ($)	CHRISTA A. VESY ($)	JOHN M. CATTONAR ($)
Retirement or other Voluntary Termination (without Good Reason)
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total	34,615	17,308	16,346	13,462
Involuntary Not for Cause or Good Reason Termination
Cash Severance(2)	4,796,667	1,150,013	1,315,240	1,012,500
Unvested Restricted Stock Units	9,133,356	836,236	780,182	466,700
Unvested Performance-Based Equity Awards(3)	18,214,996	1,615,087	—	—
Post-Termination Health and Welfare Benefits(4)	51,307	46,326	49,747	23,111
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total	32,230,941	3,664,970	2,161,115	1,515,773
For Cause Termination
No Payments	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A
Involuntary or Good Reason Termination (Change in Control)
Cash Severance(2)	7,195,000	1,916,688	2,192,067	1,687,500
Unvested Restricted Stock Units	9,133,356	989,328	780,182	466,700
Unvested Performance-Based Equity Awards(3)	18,214,996	1,615,087	—	—
Post-Termination Health and Welfare Benefits(4)	51,307	46,326	49,747	23,111
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total	34,629,274	4,584,737	3,038,342	2,190,773

SITE Centers Corp. ï 2022 Proxy Statement	41

EVENT	DAVID R. LUKES ($)	CONOR M. FENNERTY ($)	CHRISTA A. VESY ($)	JOHN M. CATTONAR ($)
Disability
Cash Severance(2)	1,498,333	316,675	876,827	675,000
Unvested Restricted Stock Units	8,761,478	836,236	780,182	466,700
Unvested Performance-Based Equity Awards(3)	2,518,553	629,638	—	—
Post-Termination Health and Welfare Benefits(4)	51,307	46,326	49,747	23,111
Disability Insurance Proceeds(5)	1,495,314	2,672,540	2,542,035	4,047,904
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total	14,359,600	4,518,723	4,265,137	5,226,177
Death
Cash Severance(2)	1,498,333	316,675	876,827	675,000
Unvested Restricted Stock Units	8,761,478	836,236	780,182	466,700
Unvested Performance-Based Equity Awards(3)	2,518,553	629,638	—	—
Post-Termination Health and Welfare Benefits(4)	51,307	46,326	49,747	23,111
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total(6)	12,864,286	1,846,183	1,723,102	1,178,273

(1)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

(2)	Reported amounts calculated pursuant to the terms of the respective employment agreement, if applicable, assuming an annual incentive payout for 2021 at the “target” level (except in the case of termination in connection with a change in control), payable in a lump sum. Assumes any accrued base salary and annual incentive have been paid.

(3)	As of December 31, 2021, relative TSR during the performance period applicable to (a) the three-year PRSUs issued to Mr. Lukes on March 2, 2019 and March 2, 2020 had exceeded the “target” requirements set forth in the applicable awards and therefore these awards are included in the reported amount at their “maximum” values, and (b) the three-year PRSUs issued to Mr. Lukes on March 1, 2021 had exceeded the “threshold” requirements set forth in the applicable award and therefore this award is included in the reported amount at its “target” value. As of December 31, 2021, relative TSR during the performance period applicable to (a) the two-year and three-year PRSUs issued to Mr. Fennerty on March 2, 2020 had exceeded the “target” requirements set forth in the applicable awards and therefore these awards are included in the reported amount at their “maximum” values, and (b) the three-year PRSUs issued to Mr. Fennerty on March 1, 2021 had exceeded the “threshold” requirements set forth in the applicable award and therefore this award is included in the reported amount at its “target” value. These values assume no replacement awards are granted in the event of a Change of Control.

(4)	Reported amounts consist of our estimate of continued health and welfare benefits costs (or a lump sum payment related thereto) of 18 months.

(5)	Reported amounts consist of our estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 31, 2021, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(6)	Reported amounts do not include payments under personal life insurance policies arranged and obtained by the executives for which we reimburse the premium (subject to caps on reimbursement set forth in the applicable executive’s employment agreement).

42	SITE Centers Corp. ï 2022 Proxy Statement

Employment Agreements

During 2021, we were a party to employment agreements with each of our named executive officers. On February 17, 2021, we entered into an amended and restated employment agreement with Mr. Fennerty which effectively replaced his 2019 employment agreement. On May 11, 2021, we entered into an employment agreement with Mr. Cattonar in connection with his promotion to the role of EVP and CIO. On September 11, 2021, we entered into an employment agreement with Ms. Vesy which superseded and replaced her 2016 employment agreement which was amended in 2018. The key terms of these employment agreements in effect on December 31, 2021 (which include customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants) are described below.

KEY TERMS	DAVID R. LUKES	CONOR M. FENNERTY	CHRISTA A. VESY	JOHN M. CATTONAR

Term of Agreement	September 11, 2024	February 19, 2024	September 11, 2024	May 11, 2024

Annual Base Salary Rate	$900,000	$450,000	$425,000	$350,000

Annual Cash Incentive Compensation	Target award of 150% of year-end base salary(1)	Target award of 100% of year-end base salary	Target award of 80% of year-end base salary	Target award of 100% of year-end base salary

Initial Equity Grants Under Employment Agreement	190,696 service-based RSUs (“Upfront RSUs”) generally vesting over four years, plus 190,695 Upfront RSUs generally vesting on the fourth anniversary of the grant date (“Cliff Vest Upfront RSUs”)	30,684 Upfront RSUs generally vesting after the second and third years	18,807 Upfront RSUs generally vesting over three years	20,352 Upfront RSUs generally vesting over three years

Annual Equity Grants Under Employment Agreement	In each of 2021, 2022, 2023 and 2024: $1,000,000 in service- based RSUs (“Annual RSUs”) generally vesting over three years, plus $2,000,000 in “target” PRSUs (“Annual PRSUs”)(2)	In each of 2021, 2022 and 2023: $250,000 in Annual RSUs, plus $500,000 in “target” Annual PRSUs	In each of 2022, 2023 and 2024: $50,000 in Annual RSUs, plus $100,000 in “target” Annual PRSUs	In each of 2022, 2023 and 2024: $125,000 in Annual RSUs, plus $250,000 in “target” Annual PRSUs

Other Ongoing Terms	Annual automobile service, and annual reimbursement for $25,000 in life, disability and similar insurance premiums	Annual reimbursement for $10,000 in life, disability and similar insurance premiums	N/A	N/A

(1)	Mr. Lukes may elect, generally no later than October 31 of each calendar year, to receive up to 100% of his annual cash incentive payout (if any) for such calendar year in the form of a grant of service-based RSUs equal in value to 120% of the portion of the annual cash incentive that is subject to the election, and generally vesting in substantially equal installments on the first three anniversaries of the grant date (“Annual Bonus RSUs”).

(2)	Payout for Annual PRSUs may vary from 0% to 200% of the target award based on achievement with respect to performance objectives established by the Committee in consultation with Mr. Lukes measured over a three-year performance period, provided that no less than 50% of the aggregate target Annual PRSUs each year will vest based on the Company’s relative total shareholder return achievement.

The employment agreements may be terminated under a variety of circumstances. Our Board has the right to terminate an employment agreement for “cause” if the executive engages in certain specified conduct, for “disability” if the executive is disabled for a specified period of time, or at any other time without cause by giving the executive at least 90 days’ prior written notice. The executive also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

SITE Centers Corp. ï 2022 Proxy Statement	43

The executives (or their personal representatives or dependents, as appropriate) are entitled under the employment agreements to certain additional payments and benefits in the event of certain termination circumstances during the agreement term, including in connection with a change in control. In general, the Committee believes that the inclusion of change in control provisions in these agreements is appropriate because such agreements help ensure a continuity of management during a potential change in control and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control compensation would be appropriate because the executive officer may forego other opportunities at the time of the change in control. For information concerning the amounts payable upon a change in control measured as of December 31, 2021 see the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above. The table below summarizes the benefits to which our executives are entitled under the employment agreements in effect on December 31, 2021 in the event of certain termination scenarios (over and above accrued compensation and benefits):

TERMINATION WITHOUT CAUSE OR FOR GOOD REASON	TERMINATION DUE TO DEATH OR DISABILITY	“TRIGGERING EVENT”(1) WITHIN TWO YEARS AFTER A “CHANGE IN CONTROL”(2)

•  Lump sum in cash equal to 1.5 times (two times for Mr. Lukes) sum of (a) base salary plus (b) average of the annual incentives earned in the three fiscal years preceding the year of termination (the “Average Bonus”) disregarding any enhanced value received based on any election by Mr. Lukes to receive Annual Bonus RSUs in lieu of cash for any annual incentive;

•   Lump sum in cash equal to the annual incentive that would have been earned for the year of termination based on actual performance, pro-rated based on the executive’s period of service during such year (the “Pro-Rata Actual Bonus”);

•   Lump sum in cash equal to 18 months of monthly COBRA premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by the Company (the “18-month COBRA Benefit”); and

•   Vesting of Annual Bonus RSUs, Upfront RSUs, Cliff Vest Upfront RSUs, Annual RSUs and Annual PRSUs based on level of performance to date (“Accelerated Award Vesting”)

•  Lump sum in cash equal to the target annual incentive for year of termination, pro-rated based on the executive’s period of service during such year (the “Pro-Rata Target Bonus”);

•   18-month COBRA Benefit; and

•  Accelerated Award Vesting

• Lump sum in cash equal to 2.5 times (three times for Mr. Lukes) sum of (a) base salary plus (b) Average Bonus; • Pro-Rata Target Bonus; • 18-month COBRA Benefit; and • Accelerated Award Vesting

(1)	A “Triggering Event” is the occurrence of one of the following within two years after a change in control: (a) we terminate the employment of the executive, other than in the case of a termination for “Cause” (as defined in the applicable employment agreement), a termination following disability, or a termination based on death; or (b) the executive terminates the executive’s employment for “Good Reason” (as defined in the applicable employment agreement).

(2)	A “Change in Control” generally occurs if: (a) there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company; (b) any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or (c) during any two-year period, we experience a turnover of a majority of the Directors on our Board (subject to certain exceptions for replacement Directors approved by at least two-thirds of the Directors serving at the beginning of such period, but specifically excluding certain replacement Directors elected in connection with an election or proxy contest).

With respect to other outstanding service-based RSUs granted to Mr. Lukes prior to September 2020 and to Mr. Fennerty prior to February 2021, in the event of a termination without cause or for good reason, the unvested RSUs would generally continue to vest (except with respect to service-based RSUs granted to Mr. Fennerty in November 2019, which would not vest). In the event of a termination without cause or termination by the executive for good reason within two years after a Change in Control, all RSUs previously granted to these executives would generally vest in full.

44	SITE Centers Corp. ï 2022 Proxy Statement

With respect to other PRSUs granted to Messrs. Lukes and Fennerty prior to 2021, in the event of a termination of employment by the Company without cause or a termination by the executive for good reason, the awards would be earned (if at all) on the basis of the relative achievement of the applicable performance objectives measured as of the date of termination. In the event of a change in control, the performance-based awards of Messrs. Lukes and Fennerty would vest based on the relative achievement of the applicable performance objectives measured as of the date of the change in control, unless a “replacement award” (as described in the applicable award agreements) is provided.

With respect to other outstanding service-based RSUs and stock options granted in to Mr. Cattonar prior to May 2021 and Ms. Vesy prior to September 2021, in the event of death or disability, unvested service-based RSUs and stock options would vest in full, and in the event of a termination of employment by the Company without cause, unvested service-based RSUs and stock options would generally continue to vest. In the event of a termination without cause or termination by the executive for good reason within two years after a Change in Control, all RSUs and stock options previously granted to Ms. Vesy would generally vest in full.

CEO Pay Ratio

For 2021, the ratio of the annual total compensation of Mr. Lukes, our CEO (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Lukes) (“Median Annual Compensation”) was approximately 71 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

For purposes of this pay ratio disclosure, CEO Compensation was $6,931,853. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Lukes under the “2021 Summary Compensation Table” for 2021 and also includes the Company’s contributions to group health and welfare benefits provided to Mr. Lukes.

For purposes of this pay ratio disclosure, Median Annual Compensation was $97,969, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2021 in accordance with Item 402(c)(2)(x) of Regulation S-K. This Median Annual Compensation amount consists of salary, bonus, and the Company’s contributions to group health and welfare benefits provided to the Median Employee.

We refer to the employee who received the Median Annual Compensation as the “Median Employee.” Due to changes in the composition of our workforce during 2021, we identified a new Median Employee for purposes of calculating our CEO pay ratio for 2021 rather than using the Median Employee utilized to calculate our CEO pay ratio for 2020. To identify the new Median Employee, we first measured compensation for the period beginning on January 1, 2021 and ending on November 30, 2021 for 292 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries as of December 1, 2021 (the “Determination Date”). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees and does not exclude any employees of businesses acquired by us or combined with us. The compensation measurement was calculated by totaling, for each employee, cash compensation (except as described in the next sentence), including regular pay (wages and salary), all variants of overtime, tax gross-up earnings related to awards, dividend equivalent payments, car allowances, short-term disability payments, and all variants of bonus payments. Specifically excluded from the calculation were the value of equity and equity-based awards, equity deferred compensation, deferred equity distributions, option exercises, deferred equity dividend earnings, taxable fringe benefits for executive long-term disability, and sign-on bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2021. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

SITE Centers Corp. ï 2022 Proxy Statement	45

7. Proposal Three: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2021 and has been selected by our Audit Committee to do so in 2022. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2021 and 2020.

TYPE OF FEES	2021 ($)	2020 ($)
Audit fees(1)	1,496,911	1,141,522
Audit-related fees(2)	194,000	196,893
Tax fees(3)	269,582	419,444
All other fees(4)	2,916	972
Total	1,963,409	1,758,831

(1)	Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement-related services performed pursuant to SEC filing requirements. Of these amounts, the fees for the registration statement-related services were $261,385 for 2021.

(2)	Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits. Several of our joint venture agreements and loan agreements require the engagement of an independent registered public accounting firm to perform audit-related services.

46	SITE Centers Corp. ï 2022 Proxy Statement

(3)	Tax fees consisted of fees billed for professional services rendered for tax compliance and tax consulting services. The fees for tax compliance services for 2021 and 2020 were $233,739 and $301,278, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees,” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2021, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

Audit Committee

Jane E. DeFlorio, Chair

Linda B. Abraham

Terrance R. Ahern

Dawn M. Sweeney

SITE Centers Corp. ï 2022 Proxy Statement	47

8. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the CEO, CFO, CAO, Controller, Treasurer, and Chief Internal Auditor (collectively, our “senior financial officers”). Among other matters, this code requires our senior financial officers to:

•	Act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•

Endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•

Endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	Not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;

•	Not use for personal advantage confidential information acquired in the course of their employment;

•	Proactively promote ethical behavior among peers and subordinates in the workplace; and

•	Promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with tenants, vendors, contractors, fellow employees, competitors, government and regulatory agencies and officials, potential or actual joint venture partners, third-party consultants, investors, the public, the media and anyone else with whom we may conduct business. Employees are required to review and acknowledge our Code of Business Conduct and Ethics on an annual basis in connection with their completion of certain compliance training modules. Only our Board or the Nominating and ESG Committee may waive any provision of this code with respect to an officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting by employees and interested third parties of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing on a confidential and anonymous basis, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, our Audit Committee Chair, or to NAVEX Global, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate

48	SITE Centers Corp. ï 2022 Proxy Statement

Compliance Officer and the Chair of the Audit Committee. Reports of all matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.sitecenters.com, under “Governance” in the “Investor Relations” section.

Policy Regarding Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to our General Counsel or Corporate Compliance Officer. The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by our General Counsel or Corporate Compliance Officer to determine if the proposed transaction would constitute a material related-party transaction, in which case it is reported to the Nominating and ESG Committee prior to its approval. The Nominating and ESG Committee will then determine whether the transaction requires its approval. All material related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Nominating and ESG Committee pursuant to the policy.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2022, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

MORE THAN 5% OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(6)
Blackrock, Inc.	29,358,892	(1)	13.9
The Vanguard Group, Inc.	29,039,292	(2)	13.8
Alexander Otto	19,596,389	(3)	9.3
Cohen & Steers, Inc.	12,715,130	(4)	6.0
FMR LLC	12,148,535	(5)	5.8

(1)	According to a report on Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 29,358,892 common shares and has sole voting power over 28,047,818 common shares and sole dispositive power over 29,358,892 common shares. The address for this reporting person is 55 East 52nd Street, New York, New York, 10055.

(2)	According to a report on Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 29,039,292 common shares and has sole voting power over 0 common shares, shared voting power over 309,651 common shares, sole dispositive power over 28,578,973 common shares and shared dispositive power over 460,319 common shares. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)	According to a Form 4 filed with the SEC on February 17, 2022 and Schedule 13D/A filed with the SEC on September 29, 2021, Alexander Otto was the beneficial owner of, and had sole voting and sole dispositive power over, 19,596,389 common shares. The address for this reporting persons is c/o David A. Brown, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(4)	According to a report on Schedule 13G/A filed with the SEC on February 14, 2022 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., Cohen & Steers UK Limited, Cohen & Steers Asia Limited and Cohen & Steers Ireland Limited. According to the report, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 12,715,130 common shares and sole voting power over 7,752,294 common shares. According to the report, Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 12,701,639 common shares and sole voting power over 7,738,803 common shares. According to the report, Cohen & Steers Ireland Limited is the beneficial owner of, and has sole dispositive and voting power over, 13,491 common shares. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH. The address for Cohen & Steers Asia Limited is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The address for Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.

(5)	According to a report on Schedule 13G filed with the SEC on February 9, 2022 by FMR LLC and Abigail P. Johnson, FMR LLC is the beneficial owner of, and has sole dispositive power over, 12,148,535 common shares and has sole voting power over 1,789,135 common shares. According to the report, members of Ms. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. The address for FMR LLC and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(6)	Percentages are calculated based on 211,242,359 of our common shares outstanding as of February 21, 2022.

SITE Centers Corp. ï 2022 Proxy Statement	49

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, Directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all officers, Directors, and greater than 10% beneficial owners filed the required reports on a timely basis, except for (i) one report for Mr. Otto relating to a quarterly grant of our common shares in May 2021 as compensation for his services as a Director and (ii) one report for Ms. Otto-Bernstein relating to an open market sale of shares of our common stock in August 2021.

Shareholder Proposals for 2023 Annual Meeting of Shareholders

In order to be included in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”), a shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no later than December 2, 2022, assuming the 2023 Annual Meeting is not advanced or delayed by more than 30 calendar days from the date of the first anniversary of the 2022 Annual Meeting, and otherwise comply with all requirements of the SEC for shareholder proposals.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a Director nomination included in the Company’s proxy statement for the 2023 Annual Meeting, such nomination shall conform to the applicable requirements in the Company’s Code of Regulations and any applicable regulations of the SEC concerning the submission and content of Director nominations for inclusion in the Company’s proxy statement, and must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no earlier than November 2, 2022 and no later than December 2, 2022, assuming the 2023 Annual Meeting is not advanced more than 30 calendar days and not delayed by more than 60 calendar days of the date of the first anniversary of the 2022 Annual Meeting.

In addition, the Company’s Code of Regulations provides that any shareholder who desires to make a Director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy statement must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. In the event the annual meeting is advanced or delayed by more than 30 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. Therefore, to be timely, any such proposal or nomination for the 2023 Annual Meeting must be received no later than December 2, 2022. The notice must also provide certain information required by the Company’s Code of Regulations.

In addition to satisfying the requirements under the Company’s Code of Regulations, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2023. If the date of the 2023 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2023 Annual Meeting is first made by the Company.

As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for the 2023 Annual Meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 15, 2023. Even if proper notice is received on or prior to February 15, 2023, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

50	SITE Centers Corp. ï 2022 Proxy Statement

Householding

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time or in the future to receive a separate copy of this Proxy Statement and the accompanying annual report or if any such shareholder who currently receives a separate Proxy Statement and annual report and would like to receive only a single set in the future, the shareholder should provide such instructions to us by calling Conor Fennerty, Chief Financial Officer, at (216) 755-5500, or by writing to SITE Centers Corp., Attn. Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o Aaron M. Kitlowski, Secretary, SITE Centers Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

SITE Centers Corp. ï 2022 Proxy Statement	51

9. Frequently Asked Questions

Why did you send me this Proxy Statement?

The Company sent you this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2021 Annual Report, which includes our financial statements, and Proxy Card because our Board is soliciting your proxy to vote at our 2022 Annual Meeting of Shareholders. This Proxy Statement summarizes information you need to know in order to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Shareholders who owned our common shares at the close of business on March 15, 2022, the record date for the Annual Meeting, are entitled to vote. On the record date, there were 213,827,500 common shares outstanding.

How do I attend and vote at the virtual Annual Meeting?

The Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to physically attend the Annual Meeting in person.

Attending the Annual Meeting as a Shareholder of Record. If you were a holder of record (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare) of common shares of the Company at the close of business on the record date, you will be able to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. You can access the meeting by visiting www.meetnow.global/MKQUNKN and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials sent to you.

Registering to Attend the Annual Meeting as a Beneficial Owner. If you were a beneficial holder of common shares of the Company at the close of business on the record date (i.e. you held your shares in “street name” through an intermediary, such as a bank or broker), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Thursday, May 5, 2022. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MKQUNKN and enter your control number.

Attending the Annual Meeting as a Guest. If you would like to enter the meeting as a guest in listen-only mode, you should access the meeting center at www.meetnow.global/MKQUNKN, click on the “I am a guest” button and then enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Voting Shares. If you have a control number as discussed above, you will be able to vote your shares electronically prior to and during the Annual Meeting by clicking on the “Cast Your Vote” link on the meeting center site. We encourage you to access the meeting in advance of the designated start time.

Once you submit your proxy, there is no need to vote at the Annual Meeting unless you wish to change or revoke your vote. Whether or not you plan to participate in the live webcast of the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the question below titled “How do I vote by proxy?”.

Asking Questions; Rules of Conduct. If you are a shareholder of record or if you have registered with Computershare as a beneficial owner in accordance with the process described above, you may submit questions before or during the Annual Meeting by accessing the meeting center at www.meetnow.global/MKQUNKN, entering your control number and clicking on the message icon in the upper right-hand corner of the page. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with our rules of conduct for the Annual Meeting. Questions regarding matters that are not pertinent to the Annual Meeting will not be answered.

52	SITE Centers Corp. ï 2022 Proxy Statement

Technical Support. If you encounter technical difficulties accessing the virtual meeting platform or during the Annual Meeting, please contact Computershare Shareholder Services at 1-888-724-2416 (U.S.) or 1-781-575-2748 (International).

How many votes do I have?

Each common share of the Company outstanding on the record date is entitled to one vote on each item submitted to shareholders for their consideration. The accompanying Proxy Card indicates the number of shares that you owned on the record date. Our shareholders do not have the right to cumulate their votes in the election of Directors.

How do I vote by proxy?

Shareholders of record may vote either by completing, properly signing, and returning the accompanying Proxy Card via mail, by telephone, or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your Proxy Card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the Proxy Card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•	“FOR” the election of Linda B. Abraham, Terrance R. Ahern, Jane E. DeFlorio, David R. Lukes, Victor B. MacFarlane, Alexander Otto and Dawn M. Sweeney, as Directors;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Shareholders of record may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/sitc. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying Proxy Card. Those shareholders of record who choose to vote by telephone must do so by 11:59 p.m., Eastern Time, on May 10, 2022.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the voting instruction form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone through such a program must be received by 11:59 p.m., Eastern Time, on May 10, 2022.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. The Company did not receive any notice of a shareholder proposal to be presented at the Annual Meeting by December 2, 2021, the deadline pursuant to the advance notice provision of the Company’s Code of Regulations, and as of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our Secretary, mailing a signed Proxy Card bearing a later date, submitting your proxy again by telephone or over the Internet or by voting online at the Annual Meeting. The powers of the proxy holders will be suspended if you vote your shares at the Annual Meeting, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If you hold your shares beneficially in “street name,” you may change your vote by submitting new voting instructions to your brokerage firm or bank or, if you have obtained a legal proxy from your brokerage firm or bank giving you the right to vote your shares, by forwarding a copy of the legal proxy, along with your email address, to Computershare in order to obtain a control number and then using that control number to access and vote at the Annual Meeting.

SITE Centers Corp. ï 2022 Proxy Statement	53

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $14,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

Can I receive these proxy materials by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing proxy materials. If you are a registered shareholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy Cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Seven Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “For” a Director nominee must exceed the number of votes cast “Against” that Director nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and the Compensation Committee will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerage firms and do not instruct their bank or broker how to vote, the bank or brokerage firm will not vote such shares for Proposal One or Proposal Two resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

AARON M. KITLOWSKI

Secretary

Dated: April 1, 2022

54	SITE Centers Corp. ï 2022 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - -  - - - - - - - - - -  - - -  - - -  - - - - -

A	Proposals – The Board of Directors recommends a vote FOR all the director nominees listed and FOR Proposals 2 and 3.

1.	Election of Seven Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Linda B. Abraham	☐	☐	☐	02 - Terrance R. Ahern	☐	☐	☐	03 - Jane E. DeFlorio	☐	☐	☐
	04 - David R. Lukes	☐	☐	☐	05 - Victor B. MacFarlane	☐	☐	☐	06 - Alexander Otto	☐	☐	☐
	07 - Dawn M. Sweeney	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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03L29A

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 11, 2022.

The SITE Centers Corp. 2022 Proxy Statement and the 2021 Annual Report to Shareholders are available at: www.proxydocs.com/sitc

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy – SITE Centers Corp.

Annual Meeting of Shareholders – May 11, 2022

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Conor M. Fennerty, Aaron M. Kitlowski and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the SITE Centers Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 11, 2022 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” ITEMS 2 AND 3.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and B on the reverse side of this card.